                                                                     EXHIBIT 2.4


                            ASSET PURCHASE AGREEMENT

                            Dated September 30, 1998

                                  By and Among

                            Noble International, Ltd.

                    Utilase Blank Welding Technologies, Inc.

                                       and

                      H & H Steel Processing Company, Inc.,

                                   Terry Hill

                                       and

                               Robert G. Kreiling

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1.    PURCHASE OF ASSETS...................................................    1

1.1.  ASSETS TO BE PURCHASED...............................................    1
1.2.  LIABILITIES ASSUMED..................................................    3
1.3.  PURCHASE PRICE.......................................................    4
1.4.  CLOSING..............................................................    7
1.5.  INSTRUMENTS OF TRANSFER TO PURCHASER AT THE CLOSING..................    8

2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................    8

2.1.  DISCLOSURE SCHEDULE..................................................    8
2.2.  CORPORATE ORGANIZATION...............................................    9
2.3.  AUTHORIZATION........................................................    9
2.4.  NON-CONTRAVENTION....................................................    9
2.5.  CONSENTS AND APPROVALS...............................................   10
2.6.  FINANCIAL STATEMENTS.................................................   10
2.7.  ABSENCE OF UNDISCLOSED LIABILITIES...................................   11
2.8.  ABSENCE OF CERTAIN CHANGES...........................................   11
2.9.  REAL PROPERTIES......................................................   12
2.10. MACHINERY, EQUIPMENT, VEHICLES AND PERSONAL PROPERTY.................   13
2.11. INVENTORIES..........................................................   13
2.12. RECEIVABLES AND PAYABLES.............................................   14
2.13. INTELLECTUAL PROPERTY RIGHTS.........................................   14
2.14. LITIGATION...........................................................   15
2.15. TAX MATTERS..........................................................   15
2.16. INSURANCE............................................................   16
2.17. BENEFIT PLANS........................................................   17
2.18. BANK ACCOUNTS........................................................   20
2.20. ORDERS, COMMITMENTS AND RETURNS......................................   22
2.21. LABOR MATTERS........................................................   22
2.22. DEALERS AND SUPPLIERS................................................   22
2.23. PERMITS AND OTHER OPERATING RIGHTS...................................   23
2.24. COMPLIANCE WITH LAW..................................................   23
2.25. ASSETS OF BUSINESS...................................................   23
2.26. ENVIRONMENTAL AND SAFETY MATTERS.....................................   23
2.27. TRANSACTIONS WITH CERTAIN PERSONS....................................   26
2.28. BROKERS..............................................................   26
2.29. CUSTOMERS............................................................   26
2.30. ABSENCE OF CERTAIN BUSINESS PRACTICES................................   26
2.31. DISCLOSURE...........................................................   27

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

                          TABLE OF CONTENTS (continued)

                                                                            PAGE
                                                                            ----
3.    REPRESENTATIONS AND WARRANTIES OF NOBLE AND THE PURCHASER............   27

3.1.  CORPORATE ORGANIZATION...............................................   27
3.2.  AUTHORIZATION........................................................   28
3.3.  NON-CONTRAVENTION....................................................   28
3.4.  CONSENTS AND APPROVALS...............................................   28
3.5.  BROKERS..............................................................   29
3.6.  LEGAL PROCEEDINGS....................................................   29
3.7.  CERTAIN OTHER MATTERS................................................   29

4.    COVENANTS............................................................   29

4.1.  COMPANY'S AGREEMENTS AS TO SPECIFIED MATTERS.........................   29
4.2.  NO COMPANY SOLICITATION OF ALTERNATE TRANSACTION.....................   32
4.3.  FULL ACCESS TO NOBLE AND PURCHASER...................................   32
4.5.  FILINGS; CONSENTS; REMOVAL OF OBJECTIONS.............................   34
4.6.  FURTHER ASSURANCES; COOPERATION; NOTIFICATION........................   34
4.7.  SUPPLEMENTS TO DISCLOSURE SCHEDULE...................................   35
4.8.  PUBLIC ANNOUNCEMENTS.................................................   35
4.9.  TAX MATTERS..........................................................   35
4.10. BULK TRANSFERS.......................................................   37
4.11. EMPLOYEE BENEFITS....................................................   37
4.12. COMPETITIVE ACTIVITIES...............................................   39
4.13. NAME CHANGE..........................................................   40
4.14. PHASE II REPORTS.....................................................   40

5.    CONDITIONS TO OBLIGATIONS OF NOBLE AND THE PURCHASER.................   40

5.1.  REPRESENTATIONS AND WARRANTIES TRUE..................................   40
5.2.  PERFORMANCE..........................................................   40
5.3.  REQUIRED APPROVALS AND CONSENTS......................................   41
5.4.  ADVERSE CHANGES......................................................   41
5.5.  NO PROCEEDING OR LITIGATION..........................................   41
5.6.  OPINION OF COMPANY COUNSEL...........................................   41
5.7.  LEGISLATION..........................................................   41
5.8.  ACCEPTANCE BY COUNSEL TO NOBLE  AND THE PURCHASER....................   41
5.9.  CERTIFICATES.........................................................   42
5.10. DOCUMENTATION FOR CONVEYANCE OF THE ASSETS...........................   42
5.11. CINCINNATI LEASE.....................................................   42

6.    CONDITIONS TO OBLIGATIONS OF COMPANY AND SHAREHOLDERS................   42

6.1.  REPRESENTATIONS AND WARRANTIES TRUE..................................   42
6.2.  PERFORMANCE..........................................................   42
6.3.  CORPORATE APPROVALS..................................................   43
6.4.  NO PROCEEDING OR LITIGATION..........................................   43
6.5.  CERTIFICATES.........................................................   43

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

6.6.  OPINION OF PURCHASER COUNSEL.........................................   43
6.7.  PAYMENT OF CONSIDERATION.............................................   43
6.8.  ACCEPTANCE BY COUNSEL................................................   43
6.9.  CINCINNATI LEASE.....................................................   43

7.    TERMINATION AND ABANDONMENT..........................................   44

7.1.  METHODS OF TERMINATION...............................................   44
7.2.  PROCEDURE UPON TERMINATION...........................................   44
7.3.  EFFECT OF TERMINATION................................................   44

8.    SURVIVAL AND INDEMNIFICATION.........................................   45

8.1.  SURVIVAL.............................................................   45
8.2.  INDEMNIFICATION BY NOBLE AND THE PURCHASER...........................   45
8.3.  INDEMNIFICATION BY THE COMPANY AND THE SHAREHOLDER...................   46
8.4.  CLAIMS FOR INDEMNIFICATION...........................................   46
8.5   BASKET AMOUNT........................................................   47
8.6.  RIGHT OF SET-OFF.....................................................   48
8.7.  LIMIT ON DAMAGES.....................................................   48

9.    MISCELLANEOUS PROVISIONS.............................................   48

9.1.  EXPENSES.............................................................   48
9.2.  AMENDMENT AND MODIFICATION...........................................   49
9.3.  WAIVER OF COMPLIANCE; CONSENTS.......................................   49
9.4.  NO THIRD PARTY BENEFICIARIES.........................................   49
9.5.  NOTICES..............................................................   49
9.6.  ASSIGNMENT...........................................................   51
9.7.  GOVERNING LAW........................................................   51
9.8.  COUNTERPARTS.........................................................   51
9.9.  HEADINGS.............................................................   51
9.10. ENTIRE AGREEMENT.....................................................   51
9.11. INJUNCTIVE RELIEF....................................................   52
9.12. CERTAIN DEFINITIONS..................................................   52

                                LIST OF EXHIBITS

Name of Exhibit                                                Number of Exhibit
---------------                                                -----------------
*   Assets                                                     Exhibit 1.1(a)
*   Excluded Assets                                            Exhibit 1.1(b)
**  Liabilities Undertaking                                    Exhibit 1.2
*   Allocation of Purchase Price Among the Assets              Exhibit 1.3(e)
**  Performance Premium Agreement                              Exhibit 1.3(f)
**  Bill of Sale                                               Exhibit 1.4(a)
*   Disclosure Schedule                                        Exhibit 2
*   Listing of Employees to be Hired                           Exhibit 4.12
**  Opinion of Company's Counsel                               Exhibit 5.7
**  Cincinnati Lease                                           Exhibit 5.11
**  Opinion of Purchaser's Counsel                             Exhibit 6.6

-------------------
* To be attached as exhibits to and delivered upon execution of the Asset Purchase Agreement.

**  To be executed and delivered at Closing on the Asset Purchase Agreement.

                              LIST OF DEFINED TERMS


Term                                                                      Page
----                                                                      ----
A

Accounts Receivable....................................................... 14
Acquisition Proposals..................................................... 32
Affiliate................................................................. 12
Affiliated Organization................................................... 17
Agreement................................................................. 51
Assets....................................................................  3
Associate................................................................. 12
Assumed Contracts.........................................................  4
Assumed Liabilities.......................................................  3
Authorities............................................................... 10
Authority................................................................. 10

B

Basic Purchase Price......................................................  4

C

Closing...................................................................  7
Closing Balance Sheet.....................................................  5
Closing Date..............................................................  7
Company...................................................................  1
Compensation Plans........................................................ 19
Consent................................................................... 10
Consents.................................................................. 10

D

Disclose.................................................................. 33
Disclosure Schedule.......................................................  9

E

Environmental and Occupational Safety and Health Law...................... 25
Environmental Claim....................................................... 25
Environmentally Regulated Materials....................................... 26
ERISA..................................................................... 17
Expiration Date........................................................... 45

F

Final Basic Purchase Price................................................  5


Term                                                                      Page
----                                                                      ----
G

GAAP...................................................................... 11

I

Indemnified Party......................................................... 46
Indemnifying Party........................................................ 47
Information............................................................... 33
Intellectual Property Rights.............................................. 15
Inventory................................................................. 14

L

Latest Unaudited Balance Sheet............................................ 11
Law....................................................................... 10
Laws...................................................................... 10
Liabilities............................................................... 11
Liabilities Undertaking...................................................  3
Liability................................................................. 11
Lien...................................................................... 13

M

Material Adverse Effect................................................... 52

N

Noble.....................................................................  1

P

PBGC...................................................................... 18
Pension Plan.............................................................. 17
Performance Premium Agreement.............................................  7
Permitted Liens........................................................... 13
Proceeding................................................................ 47
Promissory Note...........................................................  5
Properties................................................................ 24
Purchase Price............................................................  4
Purchaser.................................................................  1

R

Restrictive Period........................................................ 39
Retained Liabilities......................................................  3

S

Shareholders..............................................................  1


Term                                                                      Page
----                                                                      ----
T

Tax....................................................................... 16
Tax Return................................................................ 16
Tax Returns............................................................... 16
Taxes..................................................................... 16
Termination Date..........................................................  8
Transferred Employee...................................................... 37

W

Welfare Plan.............................................................. 18

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT, is entered into this 30th day of September, 1998 by and among Noble International, Ltd., a Michigan corporation ("Noble"), Utilase Blank Welding Technologies, Inc., a Michigan, corporation (the "Purchaser"), H & H Steel Processing Company, Inc., an Ohio corporation (the "Company"), and Terry Hill and Robert G. Kreiling (the "Shareholders").

          A. The Company is engaged in processing of flat rolled steel including blanking, slitting and shearing.

          B. The parties hereto wish to provide for the terms and condition upon which the Purchaser will acquire certain assets and assume certain specified liabilities of the Company.

          C. The parties hereto wish to make certain representations, warranties, covenants and agreements in connection with the purchase of assets and assumption of liabilities and also to prescribe various conditions to such transaction.

     Accordingly, and in consideration of the representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

1.   PURCHASE OF ASSETS

1.1. ASSETS TO BE PURCHASED

     (a) Upon satisfaction of all conditions to the obligations of the parties contained herein (other than such conditions as will have been waived in accordance with the terms hereof), the Company will sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser will purchase (and Noble will cause the Purchaser to so purchase) from the Company, at the Closing (as hereinafter defined), all of the business, assets, properties, goodwill and rights of the Company, whether tangible or intangible, real, personal or mixed, wheresoever located and whether or not carried or reflected on the books and records of Company or any subsidiary or affiliate of the Company including, without limitation:

          (i) real property that is owned by the Company or in which it has any right or interest (excluding the real property located at 238 West Mitchell Avenue, Cincinnati, Ohio);

          (ii) all rights of the Company in the personal property that is owned or leased by the Company or in which it has any right or interest;

          (iii)  franchises;

          (iv) all right, title and interest in and to the use of the Company's corporate names and any derivatives or combinations thereof as used by the Company;

          (v) all of the Company's Intellectual Property Rights (as hereinafter defined), including the goodwill associated therewith, rights to use, licenses and sublicenses in respect thereto and the rights thereunder, royalties and remedies against infringement thereof (including past infringements), and rights of protection of interest therein;

          (vi)   rights under or pursuant to licenses by or to the Company;

          (vii) inventory (materials, work in process, finished goods), equipment, machinery, furniture, fixtures, motor vehicles and supplies;

          (viii) accounts receivables;

          (ix)   prepaid expenses;

          (x) all of the Company's rights with respect to insurance policies (if, and to the extent, assignable), contracts, purchase orders, customers, lists of customers and suppliers, sales representative agreements, and all favorable business relationships, causes of action, judgments, claims and demands of whatever nature;

          (xi) all credit balances of or inuring to the Company, under any state unemployment compensation plan or fund;

          (xii) all of the Company's rights with respect to obligations of the present and former officers and employees and of individuals and corporations;

          (xiii) all of the Company's rights with respect to partnership or joint venture agreements or arrangements;

          (xiv) files, papers and records relating to the Company's business and assets; and

          (xv) the assets as reflected on the Latest Unaudited Balance Sheet (as hereinafter defined), with only such dispositions of such assets reflected on the Latest Unaudited Balance Sheet as will have occurred in the ordinary course of business of the Company between the date thereof and the Closing and which are permitted by the terms hereof.

          (xvi) the trusts or other funding vehicles relating to the Transferred Plans (as hereinafter defined) described in Section 4.11(g).

          All of the foregoing are sometimes collectively referred to herein as the "Assets" and are more fully described on Exhibit 1.1(a) hereto.

     (b) Notwithstanding the foregoing, the Company will not sell, transfer, convey, assign or deliver to the Purchaser, and the Purchaser will not purchase from the Company, the following assets:

          (i) the consideration delivered to the Company pursuant to this Agreement (as hereinafter defined) for the Assets;

          (ii) the minute books, corporate seal and stock records of the Company (subject to delivery of complete copies thereof to Purchaser in connection with its due diligence investigation);

          (iii) shares of the capital stock of the Company, including shares held by the Company as treasury shares;

          (iv) cash, money and deposits with financial institutions (except for cash, money and deposits with financial institutions related to Precision Blanking Limited as provided in Exhibit 1.1(a)); and

          (v)   the assets specifically described on Exhibit 1.1(b) hereto.

1.2. LIABILITIES ASSUMED.

     Upon satisfaction of all conditions to the obligations of the parties contained herein (other than such conditions as will have been made in accordance with the terms hereof), the Purchaser will assume the liabilities of the Company (the "Assumed Liabilities" ) as set forth on
     Exhibit 1.2 (the "Liabilities Undertaking"). Except for the Assumed Liabilities, the Purchaser has not agreed to pay, will not be required to assume and will have no liability or obligation, direct or indirect, absolute or contingent, with respect to any other liability or obligation of the Company or any affiliates or associates or of any other person (the "Retained Liabilities"), including without limitation:

     (a) any debt, liability or obligation of the Company, the Shareholders or any of their affiliates or associates, direct or indirect, known or unknown, fixed, contingent or otherwise, that (i) is unrelated to the Assets; (ii) is unrelated to the business of the Company; or (iii) relates to the Assets and is based upon or arises from any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition occurring or existing on or before the Closing Date (as hereinafter defined), whether or not then known, due or payable, except to the extent that the same was expressly assumed by Noble or the Purchaser pursuant to the terms of the Liabilities Undertaking;

     (b) any obligation for Taxes (as hereinafter defined) related to any of the Assets for any Tax period or portion thereof ending on or before the applicable Closing Date for purchase of such Assets and any obligation for other Taxes of the Company or its officers, directors, shareholders, or other agents or affiliates;

     (c) Environmental Claims (as hereinafter defined) not identified in the Phase II Reports (as hereinafter defined) in an amount not to exceed Five Hundred Thousand Dollars ($500,000); and

     (d) any liability of Company to any of the Company's employees, whether pursuant to agreements between such employees and the Company or otherwise other than liabilities arising after the Closing Date under any employment agreement which is an Assumed Contract.

     At the Closing, the Company will convey, transfer and assign, and the Purchaser will accept and assume, those contracts, agreements, obligations and commitments specifically listed on the Liabilities Undertaking to be assumed by the Purchaser (the "Assumed Contracts").

1.3. PURCHASE PRICE.

     (a) The total consideration to be paid by the Purchaser to the Company for the Assets (the "Purchase Price") will be an amount equal to:

          (i) Eleven Million Seventy Nine Thousand Five Hundred Ninety One Dollars and Fifty Two Cents ($11,079,591.52);

          (ii) Plus, an amount equal to the actual cash expenditures for property, plant and equipment of the Company relating to the North Vernon Plant between July 31, 1998 and the Closing, as shown in the Closing Balance Sheet (determined as set forth in Section 1.3(c) below);

          (iii) Plus, an amount equal to the Company's actual cash expenditure, up to a maximum of One Million Five Hundred Thousand Dollars ($1,500,000), for the purchase of a fifty percent (50%) partnership interest in Precision Blanking Limited from AKS Processing, Inc.;

          (iv) Plus, an amount equal to a minimum of Five Hundred Thousand Dollars ($500,000) and a maximum of Two Million Dollars ($2,000,000) payable in accordance with the Performance Premium Agreement referred to in Section 1.3(f) below and as set forth on Exhibit 1.3(f) hereto; and

          (v) In addition, the Purchaser will assume the Assumed Liabilities as of the Closing Date, pursuant to the terms of the Liabilities Undertaking referenced in Section 1.2 hereof (subparagraphs (i)
                - (v), collectively the "Basic Purchase Price").

      (b) At the Closing, the Purchaser will:

          (i) Pay the Company, by federal wire transfer, immediately available funds of (A) Five Million Two Hundred Seventy Thousand Three Hundred Eighty Two Dollars and Eighty Cents ($5,270,382.80) to a bank account of the Company pursuant to written instructions given to the Purchaser at least 72 hours prior to the Closing, plus (B) Five Million Six Hundred Sixty Eight Thousand Two Hundred Eight One Dollars and Fifty Two Cents

                $(5,668,281.52) to The Provident Bank in satisfaction of the Company's obligations pursuant to written instructions given to the Purchaser at least 72 hours prior to the Closing;

          (ii) Pay the Company, by federal wire transfer, immediately available funds of Six Hundred Sixty Nine Thousand Four Hundred Ninety Four Dollars and Eighty Cents ($669,494.80) representing an estimated payment of the amount payable pursuant to Section 1.3(a)(ii) hereof;

          (iii) Pay the Company, by federal wire transfer, immediately available funds of One Million Five Hundred Thousand Dollars ($1,500,000) representing the Company's actual cash expenditure for the purchase of a fifty percent (50%) partnership interest in Precision Blanking Limited pursuant to Section 1.3(a) hereof;

          (iv) Execute and deliver to the Company the Performance Premium Agreement;

          (v)   Execute and deliver to the Company the Liabilities Undertaking;
                and

          (vi) Execute and deliver the Cincinnati Lease (as hereinafter defined).

     (c) The Basic Purchase Price set forth in Section 1.3(a) hereof will be subject to adjustment after the Closing Date (as hereinafter defined) as follows:

          (i)   Purchaser will prepare and deliver to the Company within sixty
                (60) days following the Closing Date (or as soon thereafter as practicable) a balance sheet for the Company as of the opening of business on the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet will be used to determine the amount of Assumed Liabilities as well as any adjustments pursuant to Sections 1.3(a)(ii), 1.3(a)(iii) and 1.3(d) hereof as of the Closing, for purposes of determining the final Basic Purchase Price (the "Final Basic Purchase Price").

          (ii) The Closing Balance Sheet will be prepared in accordance with GAAP (as defined herein). The Company and the Purchaser will provide each other with full cooperation in connection with the preparation of the Closing Balance Sheet. Further, the Company shall provide to the Purchaser, in connection with the preparation of the Closing Balance Sheet, supporting documentation for all expenditures related to Sections 1.3(a)(ii) and 1.3(a)(iii) hereof.

          (iii) Within 30 days after the delivery of the Closing Balance Sheet, the Company will notify the Purchaser as to whether it disagrees with any of the amounts included in the Closing Balance Sheet. If such notice is not given, the Closing Balance Sheet will be final and conclusive for all purposes. If the parties are unable to resolve their differences within 60 days of their receipt of the Closing Balance Sheet, the Purchaser and the Company agree to retain a national accounting firm, other than the independent auditors used by Noble or the Company, to arbitrate the dispute and render a decision within 30 days of such retention, which decision will be final and binding for all purposes. Any award pursuant to this Section 1.3(c)(iii) may be entered in and enforced by any court having jurisdiction over the matter. The Purchaser and the Company will each pay one-half of the costs of services rendered by said accounting firm.

          (iv) Within five days after the expiration of the 30-day period for giving notice of disagreement with the Closing Date Balance Sheet or, if such notice is given, within five days after the resolution of disputes, if any, pursuant to subsection 1.3(c)(iii) above, the Final Basic Purchase Price will be determined and the Purchaser or the Company, as appropriate, will by wire transfer in immediately available funds make payment to the other of any appropriate amounts, such that after such payments, and taking into account amounts previously received by the Company pursuant to Section 1.3(b) hereof, the Purchaser will have paid the Company the Final Basic Purchase Price.

     (d) The amount of Accounts Receivable (as defined herein) assigned and conveyed to Purchaser hereunder, and as set forth on Exhibit 1.1(a) hereof, shall be no less than One Million Five Hundred Thousand Dollars ($1,500,000). In the event that the amount of Accounts Receivable transferred, assigned and conveyed to Purchaser at Closing is less than One Million Five Hundred Thousand Dollars ($1,500,000), then Purchaser shall be entitled to offset the amount of such difference from the cash portion of the Final Basic Purchase Price. In the event any of the Accounts Receivable transferred hereunder are not collected within ninety (90) days of the Closing, the Purchaser shall also be entitled, in its sole discretion, to offset the amount of such uncollected Accounts Receivable as of such date against the Final Basic Purchase Price, and any such Accounts Receivable shall be transferred back to the Company. Subsequent to the adjustment of the Final Basic Purchase Price, as described above, and the reassignment of delinquent Accounts Receivable described above, Purchaser shall then be obligated to immediately remit to the Seller any and all payments received by Purchaser for Accounts Receivable reassigned to the Company.

     (e) The Purchase Price will be allocated among the Assets in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). In making such allocation, the allocations set forth in Exhibit 1.3(e), attached hereto will apply, subject to adjustment after the Closing based upon the Closing Balance Sheet. In preparing Exhibit 1.3(e), the Company will cooperate fully with the Purchaser in determining the values of the Assets and the resulting allocation of the Purchase Price among the various assets; it being understood that such determination will be binding on the Purchaser and the Company only for the purposes of U.S. Federal, state and local taxation. The Company and the Purchaser will file all Tax Returns (as defined herein) and tax reports (including IRS Form 8594) in accordance with and based upon such allocation and will take no position in any Tax Return, tax proceeding or tax audit which is inconsistent with such allocation.

          (f) As part of the Purchase Price, at the Closing the Purchaser shall deliver to the Company, as provided herein, a performance premium agreement (the "Performance Premium Agreement") pertaining to the sales targets established with regard to the Assets acquired by Purchaser. Said Performance Premium Agreement is attached hereto as Exhibit 1.3(f) and incorporated herein by reference. As provided in Exhibit 1.3(f) hereto, following the payment of additional amounts to the Company by Purchaser thereunder, the additional Purchase Price will be allocated to the Assets in accordance with Section 1060 of the Code, and the rules of Regs.
               Section 1.1060-1T(f)(2) and (3) promulgated thereunder.

          (g) Within five (5) days of delivery by the Company to Noble and the Purchaser of written evidence of satisfaction of one or more of the Liens (as hereinafter defined) in the aggregate amount of One Hundred Forty Thousand Nine Hundred Twenty Seven Dollars and Twenty Cents ($140,927.20) identified in the Disclosure Schedule pertaining to Section 2.9, Noble and the Purchaser shall make an additional payment toward the Final Basic Purchase Price in the amount of the Lien or Liens released.

1.4. CLOSING.

     Unless this Agreement will have been terminated and the transactions contemplated herein will have been abandoned pursuant to Section 7 hereof, a closing (the "Closing") will be held on October 1, 1998 (the "Closing Date"); provided, however, that if any of the conditions provided for in Sections 5 and 6 hereof will not have been satisfied or waived by such date, then the party to this Agreement which is unable to satisfy such condition or conditions, despite the best efforts of such party, will be entitled to postpone the Closing by notice to the other parties until such condition or conditions will have been satisfied (which such notifying party will seek to cause to happen at the earliest practicable date) or waived, but in no event will the Closing occur later than the "Termination Date" which will be October 31, 1998, unless the parties hereto will agree in writing to extend the date of such Closing. The parties will use their best efforts to complete the Closing by October 1, 1998. The Closing will be held at the offices of Graydon, Head & Ritchey, 1900 Fifth Third Center, 511 Walnut Street, Cincinnati, Ohio 45202, or such other place as the parties may agree, at 11:00 a.m., local time or such other time as the parties may agree, at which time and place the documents and instruments necessary or appropriate to effect the transactions contemplated herein will be exchanged by the parties.

1.5. INSTRUMENTS OF TRANSFER TO PURCHASER AT THE CLOSING.

     At the Closing, the Company will deliver to the Purchaser:

     (a) Such bills of sale, endorsements, assignments, deeds and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to the Purchaser and its counsel, as will be required to vest in the Purchaser title to the Assets, including without limitation:

          (i) General bills of sale and deeds vesting in the Purchaser good and marketable title to all of the Assets in the form included in Exhibit 1.5 hereto;

          (ii) Appropriate endorsements and assignments of the contracts, licenses, agreements, permits, plans, commitments and other binding arrangements included in the Assets;

          (iii) Specific bills of sale, endorsements and assignments transferring to the Purchaser the Intellectual Property Rights; and

          (iv) Such written consents, agreements and other instruments as the Purchaser will reasonably request to enable it to use the name "H & H Steel Processing" and all other trade names of the Company, and all other variations or combinations thereof as used by the Company; and

     (b) All data relating to the assets, property, goodwill and business of the Company. Simultaneously with such delivery, the Company will take all actions necessary to put the Purchaser in actual possession and operating control of the Assets.


2.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to the Purchaser and Noble, as of the date hereof, as follows:

2.1. DISCLOSURE SCHEDULE.

     The disclosure schedule attached as Exhibit 2 hereto (the "Disclosure Schedule") is divided into sections which correspond to the subsections of this Section 2. The Disclosure Schedule is true, complete and correct, and at Closing, shall be true, complete and correct. Nothing in the Disclosure Schedule will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item will not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). Disclosures in any subsection thereof will not constitute disclosure for purposes of any other subsection and any other section or subsection of this Agreement or any exhibit to or other writing which is designated herein as being part of this Agreement.

2.2. CORPORATE ORGANIZATION.

     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets, is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except in such jurisdictions in which the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined) on the Company; and has heretofore delivered to the Purchaser true, complete and correct copies of its articles of incorporation and code of regulations, as presently in effect. The Disclosure Schedule contains a list of all jurisdictions in which the Company is qualified or licensed to do business. The Company has no subsidiaries.

2.3. AUTHORIZATION.

     The Company has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The Board of Directors of the Company has taken all action required by law, the Company's articles of incorporation and code of regulations and otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by the Company and no other corporate action is necessary. This Agreement has been duly and validly executed by the Shareholders. This Agreement is a valid and binding legal obligation of the Company and the Shareholders enforceable against them in accordance with its terms.

2.4. NON-CONTRAVENTION.

     Except as set forth in the Disclosure Schedule, neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated herein will: (i) violate or be in conflict with any provision of the articles of incorporation or code of regulations of the Company; or (ii) except for such violations, conflicts, defaults, accelerations, terminations, cancellations, impositions of fees or penalties, mortgages, pledges, liens, security interests, encumbrances, restrictions, changes or other events which could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (A) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which the Company is a party or by which the Company or any of the Assets is or may be bound (unless with respect to which defaults or other rights, requisite waivers or consents will have been obtained at or prior to the Closing) or (B) result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance, restriction, adverse claim or charge of any kind, upon the Assets under any debt, obligation, contract, agreement or commitment to which the Company is a party or by which the Company or any of the Assets is or may be bound; or
     (iii) violate any applicable statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters (sometimes hereinafter separately referred to as a "Law" and sometimes collectively as "Laws") of any federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other governmental authority (hereinafter sometimes separately referred to as an "Authority" and sometimes collectively as "Authorities").

2.5. CONSENTS AND APPROVALS.

     Except as set forth in the Disclosure Schedule, and with respect to the Company, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with (hereinafter sometimes separately referred to as a "Consent" and sometimes collectively as "Consents") any individual or entity, including without limitation any Authority, is required in connection with the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated herein except where the failure to obtain such Consent would not prevent or delay consummation of the transactions contemplated herein, or otherwise prevent or delay the Company from performing its obligations under this Agreement, and would not have a Material Adverse Effect.

2.6. FINANCIAL STATEMENTS.

     The Disclosure Schedule contains true and complete copies of the audited balance sheets of the Company as of December 31, 1997, 1996 and 1995 and the related audited statements of operations, shareholders' equity and cash flows for each of the respective fiscal years then ended as well as the unaudited balance sheet of the Company as of June 30, 1998. The unaudited balance sheet as of June 30, 1998 is referred to herein as the "Latest Unaudited Balance Sheet." Except as disclosed therein, the foregoing financial statements (i) are in accordance with the books and records of the Company and have been prepared in conformity with generally accepted accounting principles ("GAAP") consistently applied for all periods , and
     (ii) fairly present the financial position of the Company as of the respective dates thereof, and the results of operations, and changes in shareholders' equity and changes in cash flow for the periods then ended, all in accordance with GAAP consistently applied for all periods.

2.7. ABSENCE OF UNDISCLOSED LIABILITIES.

     The Company does not have any liabilities, obligations or claims of any kind whatsoever which are required to be set forth in financial statements prepared in accordance with GAAP, whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, direct or indirect, contingent or otherwise and whether due or to become due (referred to herein individually as a "Liability" and collectively as "Liabilities"), other than: (a) Assumed Liabilities; (b) Liabilities that are reserved for or disclosed in the Latest Unaudited Balance Sheet; (c) Liabilities that are set forth on the Disclosure Schedule; (d) Liabilities incurred by the Company in the ordinary course of business after the date of the Latest Unaudited Balance Sheet (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law); or (e) Liabilities for Assumed Contracts (other than any express executory obligations that might arise due to any default or other failure of performance by the Company prior to the Closing Date).

2.8. ABSENCE OF CERTAIN CHANGES.

     Since the date of the Latest Unaudited Balance Sheet, the Company has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing and except as set forth on the Disclosure Schedule or in the ordinary course of business, the Company has not, since the Latest Unaudited Balance Sheet:

     (a) suffered any Material Adverse Effect or experienced any event or failed to take any action which reasonably could be expected to result in such a Material Adverse Effect;

     (b) suffered any loss, damage, destruction or other casualty (whether or not covered by insurance) or suffered any loss of officers, employees, dealers, distributors, independent contractors, customers, or suppliers which had or may reasonably be expected to result in a Material Adverse Effect;

     (c)  incurred any indebtedness for borrowed money in excess of $25,000;

     (d) mortgaged, pledged, or subjected to any lien, lease, security interest or other charge or encumbrance any of the Assets;

     (e)  acquired or disposed of any assets or properties;

     (f) forgiven or canceled any debts or claims, or waived any rights in excess of $25,000;

     (g)  entered into any material transaction;

     (h) granted to any officer or salaried employee or any other employee or consultant or independent contractor any increase in compensation in any form or paid any severance or termination pay;

     (i) entered into any commitment for capital expenditures for additions to plant, property or equipment involving more than $25,000;

     (j) written down the value of any inventory (including write-downs by reason of shrinkage or mark-down) or written off as uncollectable any notes or accounts receivable, except for immaterial write-downs and write-offs in the ordinary course of business and consistent with past practices;

     (k) disposed of or permitted to lapse any rights to the use of any patent, trademark, trade name or copyright, or disposed of or disclosed to any person other than representatives of the Purchaser any trade secrets, formula, process or know-how not theretofore a matter of public knowledge, other than in the ordinary course of business consistent with past practice it being understood that the ordinary course of business includes obtaining confidentiality assurances from such persons;

     (l) made any change in any method of financial or tax accounting or financial or tax accounting practice;

     (m) suffered any adverse change in its relationship with any material customer, including the loss of any such material customer or a contract with any such material customer;

     (n) purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to, or otherwise dealt with, in the ordinary course of business or otherwise, (i) any shareholder of Company or
          (ii) any "Affiliate" or "Associate" (as defined in Rule 405 under the Securities Act of 1933, as amended) of Company or any shareholder of the Company (except with respect to compensation in the ordinary course of business for services rendered as a director, officer or employee of Company); or

     (o) agreed, whether in writing or otherwise, to take any action described in this subsection.

2.9  REAL PROPERTIES.

     Except as set forth in the Disclosure Schedule, the Company has good and marketable fee simple record title in and to all of the real property assets and fixtures included in the Assets. Except as set forth in the Disclosure Schedule, to the best knowledge of the Company none of the real property assets or fixtures owned by the Company is subject to any mortgage, pledge, lien, security interest, encumbrance, claim, easement, right-of-way, tenancy, covenant, encroachment, restriction or charge of any kind or nature (whether or not of record) ("Lien"), except the following (herein called "Permitted Liens"): (i) Liens securing specified liabilities or obligations shown on the Latest Unaudited Balance Sheet with respect to which no breach, violation or default exists; (ii) mechanics', carriers', workers' and other similar Liens arising in the ordinary course of business; (iii) minor imperfections of title which do not materially impair the existing use of such real property assets or fixtures; (iv) Liens for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings; and (v) recorded real estate covenants, conditions, restrictions, easements, building or land use restrictions, and other encumbrances, which do not in any material respect, individually or in the aggregate, diminish the value of, or interfere with the current use of, such real property. Except as set forth in the Disclosure Schedule, to the best knowledge of the Company, all real properties owned by the Company are free from structural defects, in good operating condition and repair. Except as set forth in the Disclosure Schedule, to the best knowledge of the Company each such real property and its present use conform in all respects to all occupational, safety or health, zoning, planning, subdivision, platting and similar Laws, and there is, to the knowledge of Company, no such Law contemplated that would affect adversely the right of Company to own or lease and operate and use such real properties. Except as set forth in the Disclosure Schedule, to the best knowledge of the Company all public utilities necessary for the current use and operation of any facilities on the aforesaid real properties are available for use or access at such properties and there is no legal or physical impairment to free ingress or egress from any of such facilities or real properties. The Company is not a foreign person and is not controlled by a foreign person, as the term foreign person is defined in Section 1445(f)(3) of the Code.

2.10. MACHINERY, EQUIPMENT, VEHICLES AND PERSONAL PROPERTY.

     Except as set forth in the Disclosure Schedule, the Company has good and marketable right, title and interest in and to, or a leasehold interest in and to, the machinery, equipment, vehicles and other personal property included in the Assets. Except as set forth in the Disclosure Schedule, all of such leasehold interests relating to machinery, equipment, vehicles and other personal property are valid and in full force and effect and enforceable in accordance with their terms and there does not exist any material violation, breach or default thereof or thereunder. Except as set forth in the Disclosure Schedule, none of such machinery, equipment, vehicles or other personal property is subject to any mortgage, pledge, lien or security interest of any kind or nature (whether or not of record) except Permitted Liens. Except as set forth in the Disclosure Schedule, the machinery, equipment, vehicles and other personal property of the Company are in good operating condition and repair, normal wear and tear excepted.

2.11. INVENTORIES.

     Except as set forth in the Disclosure Schedule, all inventory as of the date of the Latest Unaudited Balance Sheet is, and as of the Closing Date will be, valued at the lower of cost or market. Except as set forth on the Disclosure Schedule, all inventory of the Company (the "Inventory"): (i) are of a quality and quantity usable in the ordinary course of business, and the present quantities of Inventory of the Company are reasonable; and (ii) meet in the aggregate the stricter of industry or Company specifications applicable to such Inventory.

2.12. RECEIVABLES AND PAYABLES.

     (a) Except as set forth on the Disclosure Schedule, (i) the Company has good right, title and interest in and to all its accounts and notes receivable and trade notes and trade accounts constituting the Assets (the "Accounts Receivable"); (ii) none of such Accounts Receivable is subject to any Lien; (iii) except to the extent of applicable reserves shown in the Latest Unaudited Balance Sheet, all of the Accounts Receivable owing to the Company constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no claims, refusals to pay or other rights of set-off against any thereof; (iv) no account or note debtor whose account or note balance exceeds the amount set forth in the Disclosure Schedule at the date set forth therein was delinquent in payment by more than ninety (90) days; (v) the aging schedule of the Accounts Receivable as of June 30, 1998 previously furnished to the Purchaser is complete and accurate; and (vi) there is no reason why any Account Receivable will not be collected in accordance with its terms, other than for such accounts and notes which are not in excess of the reserves established therefor and reflected in the Latest Unaudited Balance Sheet.

     (b) Except as set forth on the Disclosure Schedule, all accounts payable and notes payable by the Company to be assumed by the Purchaser pursuant to Section 1.2 arose in bona fide transactions in the ordinary course of business and no such account payable or note payable is delinquent by more than ninety (90) days in its payment.

2.13. INTELLECTUAL PROPERTY RIGHTS.

     The Company owns or has the unrestricted right to use all intellectual property rights, including without limitation the patents, patent applications, patent rights, registered and unregistered trademarks, trademark applications, trade names, service marks, service mark applications, logos, copyrights, computer programs and other computer software, inventions, know-how, trade secrets, technology, proprietary processes and formulae (collectively, "Intellectual Property Rights") necessary or required for use in connection with the Assets and for the conduct of the business of the Company as presently conducted, free and clear of all Liens. All Intellectual Property Rights are listed or described on the Disclosure Schedule. Except as set forth on the Disclosure Schedule, to the best knowledge of the Company the use of all Intellectual Property Rights necessary or required for the conduct of the business of the Company as presently conducted does not and will not infringe or violate or allegedly infringe or violate the intellectual property rights of any person or entity. Except as described on the Disclosure Schedule, the Company (i) does not own or use any Intellectual Property Rights pursuant to any written license agreement; and (ii) has not granted any person or entity any rights, pursuant to written license agreement or otherwise, to use the Intellectual Property Rights.

2.14. LITIGATION.

     Except as set forth in the Disclosure Schedule, to the best knowledge of the Company there is no action, suit, proceeding at law or in equity by any person or entity, or any arbitration or any administrative or other proceeding by or before (or any investigation by) any Authority, pending or threatened, against the Company or any of the Assets, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein, and there does not exist any valid basis for any such action, proceeding or investigation. The Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding to which it is a party which may have a Material Adverse Effect on the Company.

2.15. TAX MATTERS.

     For all purposes of this Agreement, the term "Taxes" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real or personal property, windfall profits, customs, duties or other taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes. In addition, the term "Tax Returns" means all returns, declarations, reports, statements and other documents required to be filed with any Authority in respect of Taxes, and the term "Tax Return" means any one of the foregoing Tax Returns. Except as otherwise set forth in the Disclosure Schedule, the Company hereby represents and warrants the following with respect to the Company.

     (a) Liability for Taxes. The Company shall be responsible for and shall pay all Taxes attributable to or arising from the business and operations of the Company conducted on and through the Closing Date and shall be responsible for its own income and franchise Taxes, if any, arising from the transactions contemplated by this Agreement. The Company hereby acknowledges that, in preparing the Closing Balance Sheet, all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to any of the Assets for assessment periods which include the Closing Date will be appropriately apportioned.

     (b) Filing of Tax Returns. There have been properly completed and duly filed on a timely basis all Tax Returns required to be filed on or prior to the date hereof by the Company with respect to Taxes of the Company. All such Tax Returns were correct and complete in all material respects.

     (c) Payment of Taxes. With respect to all amounts in respect of Taxes imposed upon the Company with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax Laws and agreements have been fully complied with, and all such amounts of Taxes shown on its Tax Returns on or before the date hereof have been duly paid and there are no liens for such Taxes upon any property or assets of the Company.

     (d) Audits and Extensions. Section 2.15(d) of the Disclosure Schedule lists all federal income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1994 and indicates those federal income Tax Returns that have been audited and those federal income Tax Returns that currently are the subject of an audit, and except to the extent shown therein, all deficiencies asserted as a result of such completed examinations have been paid or finally settled and no issue has been raised by the Internal Revenue Service in any such examination which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Except as set forth in the Disclosure Schedule, all deficiencies and assessments of Taxes of the Company resulting from an examination of any Tax Returns by any Authority have been paid and to the best knowledge of the Company there are no pending examinations currently being made by any Authority nor has there been any written or oral notification to Company of any intention to make an examination of any Taxes by any Authority. Except as set forth in the Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return for any period.

     (e) Independent Contractors and Employees. For purposes of computing Taxes and the filing of Tax Returns to the best knowledge of the Company, the Company has not failed to treat as "employees" any individual providing services to the Company who would be classified as an "employee" under the applicable rules or regulations of any Authority with respect to such classification.

     (f)  The representations and warranties set forth in subsections (a), (b),
          (c), (d) and (e) of this Section are not applicable to the extent the Assets cannot be made subject to Tax liens and the Purchaser cannot be made subject to liability for Taxes or other obligations or losses relating to the matters constituting breaches of such representations and warranties.

2.16. INSURANCE.

     The Disclosure Schedule contains an accurate and complete list of all policies of fire and other casualty, general liability, theft, life, workers' compensation, health, directors and officers, business interruption and other forms of insurance owned or held by the Company, specifying the insurer, the policy number, the term of the coverage and, in the case of any "claims made" coverage, the same information as to predecessor policies for the previous five years. All present policies are in full force and effect and all premiums with respect thereto have been paid. The Company has not been denied any form of insurance and no policy of insurance has been revoked or rescinded during the past five years, except as described on the Disclosure Schedule.

2.17. BENEFIT PLANS.

     Except as set forth in the Disclosure Schedule:

     (a)  Neither the Company nor any other "person" within the meaning of
          Section 7701(a)(1) of the Code, that together with the Company is considered a single employer pursuant to Sections 414(b), (c), (m) or
          (o) of the Code or Sections 3(5) or 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (an "Affiliated Organization") sponsors, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether fixed or contingent, with respect to, any "employee pension benefit plan" ("Pension Plan") as such term is defined in
          Section 3(2) of ERISA, including without limitation, any such plan that is excluded from coverage by Section 4(b)(5) of ERISA or is a "Multi-employer Plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA. To the best knowledge of the Company, each such Pension Plan has been operated in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Law. All Pension Plans which the Company operates as plans that are qualified under the provisions of Section 401(a) of the Code satisfy in form and operation the requirements of Section 401(a) and all other sections of the Code incorporated therein, except that such Pension Plans have not been amended to comply with any changes in the law for which the Section 401(b) remedial amendment period expires as of the end of the plan year beginning in 1999 pursuant to IRS Rev. Proc. 98-14.

     (b) Neither the Company, nor any Affiliated Organization, has or could have any liability of any nature, whether fixed or contingent, to any Pension Plan, the Pension Benefit Guaranty Corporation ("PBGC") or any other person, arising directly or indirectly under Title IV of ERISA. No "reportable event," within the meaning of Section 4043(b) of ERISA, has occurred with respect to any Pension Plan. Neither the Company nor any Affiliated Organization has been a party to a sale of assets to which Section 4204 of ERISA applied with respect to which it could incur any withdrawal liability (including any contingent or secondary withdrawal liability) to any Multi-employer Plan. Neither the Company nor any Affiliated Organization has incurred any withdrawal liability within the meaning of Section 4201 of ERISA or suffered or otherwise caused a "complete withdrawal" or "partial withdrawal," as such terms are defined respectively in Sections 4203 and 4205 of ERISA, with respect to a Multi-employer Plan, and nothing has occurred that is reasonably likely to result in such a complete or partial withdrawal.

     (c) Neither the Company, nor any Affiliated Organization, sponsors, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether fixed or contingent, with respect to, any "employee welfare benefit plan" ("Welfare Plan") as such term is defined in Section 3(1) of ERISA, whether insured or otherwise. To the best knowledge of the Company, each Welfare Plan has been operated in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Law. Neither the Company nor any Affiliated Organization has established or contributed to, is required to contribute to or has or could have any liability of any nature, whether fixed or contingent, with respect to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code, "welfare benefit fund" within the meaning of Section 419 of the Code, "qualified asset account" within the meaning of Section 419 of the Code, "qualified asset account" within the meaning of Section 419A of the Code or "multiple employer welfare arrangement" within the meaning of Section 3(40) or ERISA. Neither the Company nor any Affiliated Organization maintains, contributes to or has or could have any liability of any nature, whether fixed or contingent, with respect to medical, health, life or other welfare benefits for present or future terminated employees or their spouses or dependents other than as required by Part 6 of Subtitle B of Title I of ERISA or any comparable state law.

     (d) Neither the Company nor any Affiliated Organization is a party to, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether fixed or contingent, with respect to, any bonus plan, incentive plan, stock plan or any other current or deferred compensation, separation, retention, severance or similar agreement, arrangement or policy ("Compensation Plans").

     (e) There are no facts or circumstances which could, directly or indirectly, subject the Company or any Affiliated Organization to any
          (1) excise tax or other liability under Chapters 43, 46 or 47 of Subtitle D of the Code, (2) penalty tax or other liability under Chapter 68 of Subtitle F of the Code or (3) civil penalty arising under Section 502 of ERISA. The Company does not and could not have any liability arising directly or indirectly in connection with any failure of the Company or any Affiliated Organization to comply with
          Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA.

     (f) The Company and each Affiliated Organization has made adequate provisions for reserves or accruals in accordance with generally accepted accounting principles to meet contribution benefit or funding obligations arising under applicable Law or the terms of any Pension Plan or Welfare Plan or Compensation Plan or related agreement. There will be no change on or before Closing in the operation of any Pension Plan, Welfare Plan or Compensation Plan or any documents with respect thereto which will result in an increase in the benefit liabilities under such plans, except as may be required by law.

     (g) The Company and each Affiliated Organization has timely complied with all reporting and disclosure obligations with respect to the Pension Plans, Welfare Plans and Compensation Plans imposed by Title I of ERISA or other applicable Law.

     (h) There are no pending or, to the Company's knowledge, threatened audits, investigations, claims, suits, grievances or other proceedings, and there are no facts that could give rise thereto, involving, directly or indirectly, any Pension Plan, Welfare Plan, or Compensation Plan, or any rights or benefits thereunder, other than the ordinary and usual claims for benefits by participants, dependents or beneficiaries.

     (i) The transactions contemplated herein will not and do not result in the acceleration of accrual, vesting, funding or payment of any contribution or benefit under any Pension Plan, Welfare Plan or Compensation Plan.

     (j)  The Company has delivered to Purchaser, true and complete copies of:
          (i) all Pension, Welfare and Compensation Plans and related trust agreements or other agreements or contracts evidencing any funding vehicle with respect thereto; (ii) the three most recent annual reports on Treasury Form 5500, including all schedules and attachments thereto, with respect to any Plan for which such a report is required;
          (iii) the three most recent actuarial reports with respect to any Pension Plan that is a "defined benefit plan" within the meaning of
          Section 414(j) of the Code; (iv) the form of summary plan description, including any summary of material modifications thereto or other modifications communicated to participants, currently in effect with respect to each Pension, Welfare or Compensation Plan for which such is required; (v) the most recent determination letter with respect to each Pension Plan intended to qualify under Section 401(a) of the Code; (vi) a copy of the notice required under ERISA Section 204(h) for any Pension Plan for which benefit accruals have been frozen;
          (vii) all professional opinions, material internal memoranda, material correspondence with regulatory authorities and administrative policies, manual, interpretations and the like with respect to each Pension Plan, Welfare Plan or Compensation Plan; and (viii) complete and accurate employment records showing for each Transferred Employee (as defined herein), the following: name, address, Social Security number, date of birth, date of hire, rate of pay, marital status, and citizenship or immigration status.

     (k) In connection with the termination of any Pension Plan and without limiting the applicability of the foregoing representations to such Pension Plan: (i) nothing done or omitted to be done has or could subject the Company or any Affiliated Organization to any liability, loss, cost, charge, expense or expenditure of any nature or result in the imposition of any Lien in favor of the PBGC or any other person;
          (ii) the Company has received a determination letter from the Internal Revenue Service, based on complete and accurate disclosure by the Company, that such termination did not adversely affect the qualified status of such Pension Plan under Section 401(a) of the Code or the tax exempt status of its related trust under Section 501(a) of the Code; (iii) all notices and other filings required to be submitted to the PBGC were submitted in a timely manner and were complete and accurate and no distributions were made until receipt of PBGC approval in the form of a notice of sufficiency or by lapse of any applicable time period without notice of PBGC objection, as the case may be; (iv) all participants, beneficiaries of deceased participants, alternate payees and other interested Parties received all notices and disclosures required by applicable Law in a timely manner and all such notices and disclosures were complete and accurate and satisfied the requirements imposed by all applicable Laws; (v) no portion of the assets of the Plan reverted to the Company or any Affiliated Organization; (vi) the selection of annuity contracts and the process employed in connection therewith satisfied all applicable Laws, including without limitation ERISA, and each and all of the issuers of such contracts have fully satisfied all of its or their obligations thereunder and (vii) the termination in all respects satisfied all applicable Laws.

     (l) No action or omission of the Company or any director, officer, employee or agent thereof in any way restricts, impairs or prohibits the Purchaser or any successor of the Purchaser from amending or terminating any Pension Plan, Welfare Plan or Compensation Plan in accordance with the express terms of any such plan and applicable law.

     (m) Nothing has occurred or failed to occur with respect to any Pension Plan, Welfare Plan or Compensation Plan which could result in any liability to the Purchaser or any successor of the Purchaser other than a liability expressly assumed pursuant to this Agreement.

2.18. BANK ACCOUNTS.

     The Disclosure Schedule sets forth the names of all financial institutions, investment banking and brokerage houses, and other similar institutions at which the Company maintains accounts, deposits, safe deposit boxes of any nature, and the names of all persons authorized to draw thereon or make withdrawals therefrom.

2.19. CONTRACTS AND COMMITMENTS; NO DEFAULT.

     (a) Except as set forth in the Disclosure Schedule, the Company:

          (i) has no written contract, commitment, agreement or arrangement with any person or, to the Company's knowledge, any oral contract, commitment, agreement or arrangement which (A) requires payments individually in excess of $10,000 annually or in excess of $50,000 over its term (including without limitation periods covered by any option to extend or renew by either party) and (B) is not terminable on thirty (30) days' or less notice without cost or other Liability;

          (ii) does not pay any person or entity cash remuneration at the annual rate (including without limitation guaranteed bonuses) of more than $50,000 for services rendered;

          (iii) is not restricted by agreement from carrying on its businesses or any part thereof anywhere in the world or from competing in any line of business with any person or entity;

          (iv) is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity;

          (v) is not party to any agreement, contract, commitment or loan to which any of its directors, officers or shareholders or any Affiliate or Associate (or former Affiliate or Associate) thereof is a party;

          (vi) is not subject to any outstanding sales or purchase contracts, commitments or proposals which is anticipated to result in any loss upon completion or performance thereof;

          (vii) is not party to any purchase or sale contract or agreement that calls for aggregate purchases or sales in excess over the course of such contract or agreement of $10,000 or which continues for a period of more than twelve months (including without limitation periods covered by any option to renew or extend by either party) which is not terminable on sixty (60) days' or less notice without cost or other Liability at or any time after the Closing; and

          (viii) has no distributorship, dealer, manufacturer's representative, franchise or similar sales contract relating to the payment of a commission.

     (b) True and complete copies (or summaries, in the case of oral items) of all items disclosed pursuant to Section 2.19 have been made available to the Purchaser for review. Except as set forth in the Disclosure Schedule, all such items are valid and enforceable by and against the Company in accordance with their respective terms; the Company is not in breach, violation or default, however defined, in the performance of any of its obligations thereunder, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof; and to the best knowledge of the Company, no other parties thereto are in breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof.

2.20. ORDERS, COMMITMENTS AND RETURNS.

     Except as set forth in the Disclosure Schedule, all accepted and unfulfilled orders for the sale of products and the performance of services entered into by the Company and all outstanding contracts or commitments for the purchase of supplies, materials and services were made in bona fide transactions in the ordinary course of business. Except as set forth in the Disclosure Schedule, to the best knowledge of the Company there are no claims against the Company to return products by reason of alleged over-shipments, defective products or otherwise, or of products in the hands of customers, retailers or distributors under an understanding that such products would be returnable.

2.21. LABOR MATTERS.

     Except as set forth in the Disclosure Schedule: (i) the Company is and has been in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such Laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against the Company pending or, to the best knowledge of the Company, threatened before the National Labor Relations Board or any other comparable Authority; (iii) there is no labor strike, dispute, slowdown or stoppage by Company employees actually pending or, to the best knowledge of the Company, threatened against or directly affecting the Company; (iv) no labor representation question exists respecting the employees of the Company and there is not pending or, to the best knowledge of the Company, threatened any activity intended or likely to result in a labor representation vote respecting the employees of the Company; (v) no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefor exist or have been threatened; (vi) no collective bargaining agreement is binding and in force against the Company or currently being negotiated by the Company; (vii) the Company has not experienced any significant work stoppage by Company employees; (viii) the Company is not delinquent in payments to any persons for any wages, salaries, commissions, bonuses or other direct or indirect compensation owed by the Company for any services performed by them or amounts required to be reimbursed to such persons, including without limitation any amounts due under any Pension Plan, Welfare Plan or Compensation Plan; (ix) upon termination of the employment of any person, none of the Company, the Purchaser, Noble or any subsidiary of Noble will, by reason of anything done by or on behalf of the Company at or prior to or as of the Closing Date, be liable to any of such persons for so-called "severance pay" or any other payments; and (x) within the twelve month period prior to the date hereof there has not been any expression of intention to the Company by any officer or key employee to terminate such employment.

2.22. DEALERS AND SUPPLIERS.

     Except as set forth in the Disclosure Schedule, there has not been in the twelve month period prior to the date hereof any material adverse change in the business relationship of the Company with any dealer or supplier to the Company.

2.23. PERMITS AND OTHER OPERATING RIGHTS.

     Except as set forth in the Disclosure Schedule, the Company does not require the Consent of any Authority to permit the Company to operate in the manner in which it presently is being operated, and the Company possesses all permits and other authorizations from all Authorities presently required or necessary to permit it to operate its business in the manner in which it presently is conducted. The Company is not restricted by agreement from carrying on its business or any part thereof anywhere in the world or from competing in any line of business with any person or entity.

2.24. COMPLIANCE WITH LAW.

     Except as set forth in the Disclosure Schedule, and without limiting the scope of any other representations or warranties contained in this Agreement, but without intending to duplicate the scope of such other representations and warranties, the assets, properties, businesses and operations of the Company are and have been in compliance in all material respects with all Laws applicable to the ownership and conduct of its assets, properties, businesses and operations. There are no outstanding and unsatisfied deficiency reports, plans of correction, notices of noncompliance or work orders relating to any such Authorities, and no such discussions with any such Authorities are scheduled or pending.

2.25. ASSETS OF BUSINESS.

     The Assets constitute all of the assets held for use or used primarily in connection with the business of the Company and are sufficient to conduct such businesses as presently conducted.

2.26. ENVIRONMENTAL AND SAFETY MATTERS.

     Except as set forth on the Disclosure Schedule:

     (a) To the best knowledge of the Company, neither the Company, any former subsidiary of the Company, nor any previous owner, tenant, occupant or user of any property owned or leased by or to the Company or by or to any former subsidiary as of the date hereof and which property is included in the Assets (the "Properties") engaged in or permitted, direct or indirect operations or activities upon, or any use or occupancy of the Properties, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, emission, release, discharge, refining, dumping or disposal of any Environmentally Regulated Materials (as hereinafter defined) (whether accidental or intentional, direct or indirect) on, under, in or about the Properties in violation of Environmental Laws, or transported any Environmentally Regulated Materials to, from or across the Properties in violation of Environmental Laws, nor are any Environmentally Regulated Materials presently constructed, deposited, stored, placed or otherwise located on, under, in or about the Properties in violation of Environmental Laws, nor have any Environmentally Regulated Materials migrated from the Properties upon or beneath other properties, nor have any Environmentally Regulated Materials migrated or threatened to migrate from other properties upon, about or beneath the Properties. To the best knowledge of the Company, the Properties do not contain in violation of Environmental Laws, any: (i) underground or aboveground storage tanks; (ii) asbestos; (iii) equipment using PCBs; (iv) underground injection wells; or (v) septic tanks in which process waste water or any Environmentally Regulated Materials have been disposed.

     (b)  To the best knowledge of the Company:

          (i) no violation or noncompliance with Environmental and Occupational Safety and Health Laws has occurred with respect to the Properties or operations conducted thereon; the Company has obtained all permits, licenses and authorizations required by, and the Company and the Properties are in compliance, in all material respects, with all Environmental and Occupational Safety and Health Laws including, without limitation, all applicable restrictions, conditions, standards, limitations, prohibitions, requirements and obligations contained in the Environmental and Occupational Safety and Health Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder;

          (ii) no enforcement, investigation, cleanup, removal, remediation or response or other governmental or regulatory actions have been, or could have been at any time in the past, asserted or threatened with respect to operations conducted on the Properties or the Properties themselves or against the Company or any subsidiary or former subsidiary with respect to or in any way regarding the Properties pursuant to any Environmental and Occupational Safety and Health Laws; and

          (iii) no claims or settlements with respect to the Properties or the operations thereon, or against the Company or any subsidiary or former subsidiaries with respect to the Properties or operations conducted thereon, relating to or arising out of Environmental and Occupational Safety and Health Laws or Environmentally Regulated Materials, have been made or been threatened by any third party, including any Authority, nor to the best knowledge of the Company, does there exist any reasonable basis for any such claim (any such enforcement, investigation, cleanup, removal, remediation or response, other governmental or regulatory action, claim or settlement is herein referred to as an "Environmental Claim").

     (c) To the best knowledge of the Company, with regard to the Company and the Properties, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with Environmental and Occupational Health and Safety Laws, as in effect on the Closing Date.

     (d) The term "Environmental and Occupational Safety and Health Law" as used in this Agreement means any Law, that (i) regulates, creates standards for or imposes liability or standards of conduct concerning any element, compound, pollutant, contaminant, or toxic or hazardous substance, material or waste, or any mixture thereof, or relates in any way to emissions or releases into the environment or ambient environmental conditions, or conduct affecting such matters, or (ii) is designed to provide safe and healthful working conditions or reduce occupational safety and health hazards. Such laws shall include, but not be limited to, the National Environmental Policy Act, 42 U.S.C.
          Section 4321 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Federal Clean Air Act, 42 U.S.C. Section 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11011, the Hazard Communication Act, 29 U.S.C. Section 651 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.
          Section 136, and any caselaw interpretations, amendments or restatements thereof, or similar enactments thereto, as is now or at any time hereafter may be in effect, as well as their international, state and local counterparts.

     (e) The term "Environmentally Regulated Materials" as used in this Agreement means any element, compound, pollutant, contaminant, substance, material or waste, or any mixture thereof, designated, listed, referenced, regulated or identified pursuant to any Environmental and Occupational Safety and Health Law.

     (f) Notwithstanding any provision in this Agreement to the contrary, all representations and warranties of the Company pertaining or related to Environmental Law, Environmentally Regulated Materials, Environmental Claims, pollution, contamination or other environmental matters are contained solely and exclusively in this Section 2.26.

2.27. TRANSACTIONS WITH CERTAIN PERSONS.

     Except as set forth in the Disclosure Schedule, during the past three years the Company has not, directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to, or otherwise dealt with, in the ordinary course of business or otherwise, (i) any shareholder of the Company or (ii) any Affiliate or Associate of the Company or any shareholder of the Company (except with respect to compensation in the ordinary course of business for services rendered as a director, officer or employee of the Company). As of the date hereof, the Company does not owe any amount to, or have any agreement or contract with or commitment to, any of its shareholders, directors, officers, employees or consultants or any Affiliate or Associate thereof (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such persons owes any amount to the Company.

2.28. BROKERS.

     Neither the Company nor any of its directors, officers or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to the Company for any such fee or commission to be claimed by any person or entity.

2.29. CUSTOMERS.

     Except as set forth on the Disclosure Schedule, there has not been in the 12-month period prior to the date hereof any significant dispute with any customer of the Company nor any set of circumstances which is reasonably anticipated to have a material effect on the relationship between the Company and such customer.

2.30. ABSENCE OF CERTAIN BUSINESS PRACTICES.

     Neither the Company, nor any officer, director, shareholder, employee or agent of the Company, nor any other person acting on their behalf, has, directly or indirectly, within the past three years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) which (i) might subject the Company or Purchaser to any damage or penalty in any civil, criminal or governmental litigation proceeding, (ii) if not given in the past, might have had a Material Adverse Effect on the assets, business or operations of the Company as reflected in the financial statements described in Section 2.6, or (iii) if not continued in the future, might have a Material Adverse Effect on the Company's assets, business, operations or prospects or which might subject the Company or Purchaser to suit or penalty in any private or governmental litigation or proceeding.

2.31. DISCLOSURE.

     No representation or warranties by the Company in this Agreement and no statement contained in any document (including, without limitation, the financial statements referred to herein and the Disclosure Schedule), certificate, exhibit or other writing furnished or to be furnished to Purchaser or Noble pursuant to the provisions of this Agreement, contains or will contain, any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading, and all of the foregoing completely and correctly present the information required or purported to be set forth herein or therein. There is no material fact as of the date hereof which has not been disclosed in writing to the Purchaser related to the Company, the Assets or the Company's operations, properties, financial condition or prospects which has a Material Adverse Effect or, in the future may have a Material Adverse Effect on the Company or the Assets other than any Material Adverse Effect that (i) arises predominately by reason of a general deterioration in the economy or in the flat rolled steel industry after the date hereof, or (ii) arises predominantly out of either the disclosure of the fact that it is Noble or the Purchaser that is the prospective acquiror of the Company's business or out of any action taken by Noble or the Purchaser after the date hereof; and does not arise out of or relate to any act or omission by the Company. The representations and warranties contained in this Section 2 or elsewhere in this Agreement or any document delivered pursuant hereto will not be affected or deemed waived by reason of the fact that the Purchaser or Noble their respective representatives knew (other than as a result of the Disclosure Schedule or other writing delivered to the Purchasers on the Closing Date) or should have known that any such representation or warranty is or might be inaccurate in any respect.

3.   REPRESENTATIONS AND WARRANTIES OF NOBLE AND THE PURCHASER

     Noble and the Purchaser, jointly and severally, represent and warrant to the Company as of the date hereof as follows:

3.1. CORPORATE ORGANIZATION.

     Each of Noble and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Each of Noble and the Purchaser is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the activities conducted by it or the character of the property owned, leased or operated by it make such qualification necessary or appropriate, except for those jurisdictions where the failure to be so qualified has not and could not reasonably be expected to have a Material Adverse Effect on the ability of Noble or the Purchaser, as the case may be, to fulfill its obligations under this Agreement.

3.2. AUTHORIZATION.

     Each of Noble and the Purchaser has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The Boards of Directors of Noble and the Purchaser have taken all action required by law, their respective articles of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and no action of the stockholders of Noble is required. This Agreement is the valid and binding legal obligation of Noble and the Purchaser enforceable against them in accordance with its terms.

3.3. NON-CONTRAVENTION.

     Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate any provision of the articles of incorporation or bylaws of Noble or the Purchaser; or (ii) except for such violations, conflicts, defaults, accelerations, terminations, cancellations, impositions of fees or penalties, mortgages, pledges, liens, security interests, encumbrances, restrictions and charges which would not, individually or in the aggregate, have a Material Adverse Effect on Noble or the Purchaser, (A) violate, be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to, any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Noble or the Purchaser is a party or by which they or any of their properties or assets is or may be bound (unless with respect to which defaults or other rights, requisite waivers or consents will have been obtained at or prior to the Closing) or (B) result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance, restriction, adverse claim or charge of any kind, upon any property or assets of Noble or the Purchaser under any debt, obligation, contract, agreement or commitment to which Noble or the Purchaser is a party or by which Noble or the Purchaser or any of their assets or properties is or may be bound; or (iii) violate any Law.

3.4. CONSENTS AND APPROVALS.

     No Consent is required by any person or entity, including without limitation any Authority, in connection with the execution, delivery and performance by Noble and the Purchaser of this Agreement, or the consummation of the transactions contemplated herein, other than any Consent which, if not made or obtained, will not, individually or in the aggregate, have a Material Adverse Effect on the business of Noble or the Purchaser.

3.5. BROKERS.

     Neither Noble, the Purchaser nor any of their directors, officers or key employees have employed any broker, finder or financial advisor, or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to Noble or the Purchaser for any such fee or commission to be claimed by any person or entity.

3.6. LEGAL PROCEEDINGS.

     There are no actions, suits or proceedings instituted, pending or to the knowledge of Noble or the Purchaser, threatened against Noble or the Purchaser, or against any of their affiliates or against any property, asset, interest or right of any of them, either individually or in the aggregate, that would prevent or delay consummation of the transactions contemplated by this Agreement or otherwise prevent Noble or the Purchaser from performing their respective obligations under this Agreement. Neither Noble nor the Purchaser is subject to any judgment, order, writ, injunction or decree that would prevent or delay consummation of the transactions contemplated by this Agreement or otherwise prevent Noble or the Purchaser from performing their respective obligations under this Agreement.

3.7. CERTAIN OTHER MATTERS.

     No stockholder of Noble owns, directly or indirectly, 50% or more of the outstanding voting securities of Noble within the meaning of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"). No person or entity has the power to designate one-half or more of the directors of Noble within the meaning of the HSR Act. No person or entity has a combination of ownership of voting securities or Noble and contractual rights which together allow such person or entity to designate one-half or more of the directors of Noble within the meaning of the HSR Act. Noble is not controlled, as defined by Section 801.1(b)(l)(i) and (2) of the rules promulgated under the HSR Act, by any person or persons. Neither Noble's net sales for the year ended December 31, 1997 nor Noble's total assets as of December 31, 1997 exceeded $100 million.

4.   COVENANTS

4.1. COMPANY'S AGREEMENTS AS TO SPECIFIED MATTERS.

     Except as specifically set forth on the Disclosure Schedule and except as may be otherwise agreed in writing by Noble or the Purchaser, from the date hereof until the Closing, the Company will conduct its business and operations according to its ordinary and usual course of business, to preserve substantially intact the business organizations of the Company and to preserve the Company's current relationships with customers, employees, suppliers and other persons with which it has significant business relations. Without limiting the generality of the foregoing, and, except as otherwise expressly provided in this Agreement or in the ordinary course of business, prior to the Closing Date, without the prior written consent of the Purchaser, the Company will not:

     (a)  Amend its articles of incorporation or code of regulations;

     (b)  Borrow or agree to borrow any funds;

     (c) Incur, assume, suffer or become subject to, whether directly or by way of guarantee or otherwise, any claims, obligations, liabilities or loss contingencies which, individually or in the aggregate, are material to the conduct of the businesses of the Company or the Assets, or have or would have a Material Adverse Effect on the financial condition of the Company or the condition of the Assets;

     (d) Pay, discharge or satisfy any claims, liabilities or obligations except in the ordinary course of business;

     (e) Permit or allow any of the Assets to be subjected to any Lien, except Permitted Liens;

     (f) Write down the value of any Inventory or write off as uncollectable any Accounts Receivable;

     (g) Cancel or amend any debts, waive any claims or rights or sell, transfer or otherwise dispose of any properties or assets, other than
          (i) Inventory in the ordinary course of business or (ii) for such debts, claims, rights, properties or assets which, individually or in the aggregate, are not material to the conduct of its business;

     (h) License, sell, transfer, pledge, modify, disclose, dispose of or permit to lapse any right to the use of any Intellectual Property Rights;

     (i) (i) Terminate, enter into, adopt, institute or otherwise become subject to or amend in any material respect any collective bargaining agreement or employment or similar agreement or arrangement with any of the directors, officers or employees of the Company; (ii) terminate, enter into, adopt, institute or otherwise become subject to or amend in any material respect any Compensation Plan of the Company;
          (iii) contribute, set aside for contribution or authorize the contribution of any amounts for any such Compensation Plan except as required (and not discretionary) by the terms of such Compensation Plan; or (iv) grant or become obligated to grant any general increase in the compensation of any directors, officers or employees of the Company (including without limitation any such increase pursuant to any Compensation Plan);

     (j) Make or enter into any commitment for capital expenditures for additions to property, plant or equipment of the Company individually in excess of $25,000.00;

     (k) (i) Declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock or other securities (including without limitation distributions in redemption or liquidation) or redeem, purchase or otherwise acquire any shares of its capital stock or other securities; (ii) issue, grant or sell any shares of its capital stock or equity securities of any class, or any options, warrants, conversion or other rights to purchase or acquire any such shares or equity securities or any securities convertible into or exchangeable for such shares or equity securities; (iii) become a party to any merger, exchange, reorganization, recapitalization, liquidation, dissolution or other similar corporate transaction; or (iv) organize any new subsidiary, acquire any capital stock or other equity securities or other ownership interest in, or assets of, any person or entity or otherwise make any investment by purchase of stock or securities, contributions to capital, property transfer or purchase of any properties or assets of any person or entity;

     (l) Pay, lend or advance any amounts to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any director, officer or employee of the Company;

     (m) Terminate, enter into or amend in any material respect any item identified in Section 2.19 of the Disclosure Schedule, or take any action or omit to take any action which will cause a breach, violation or default (however defined) under any such items;

     (n) Take any action that can be reasonably anticipated to have a Material Adverse Effect on Company or that could cause any representation or warranty set forth in Section 2 hereof to be untrue or any condition to the Closing not to be satisfied;

     (o) Accelerate billings, shipments to customers, payments from customers, orders from suppliers or payment of accounts payable or adjust the level of inventory, except in the ordinary course of business consistent with past practices;

     (p) Acquire any of the business or assets of any other person, firm, association or corporation;

     (q) Do any act or omit to do any act, or permit any act or omission to act, which could cause a breach or default by Company under any of Company's contracts, agreements, commitments or obligations;

     (r) Enter into or amend any other agreements, commitments or contracts which, individually or in the aggregate, are material to Company, except agreements for the purchase and sale of goods or services in the ordinary course of business, consistent with past practice and not in excess of current requirements; or

     (s) Agree, whether in writing or otherwise, to take any action described in this subsection.

4.2. NO COMPANY SOLICITATION OF ALTERNATE TRANSACTION.

     The Company will not, and will ensure that, the Company's directors, officers and employees, independent contractors, consultants, counsel, accountants, investment advisors and other representatives and agents will not, directly or indirectly, solicit, initiate or encourage discussions or negotiations with, provide any nonpublic information to, or enter into any agreement with, any third party concerning (or concerning the business of the Company in connection with) any tender offer (including a self tender offer), spin-off, exchange offer, merger, consolidation, sale of substantial assets or of a significant amount of assets, sale of securities, acquisition of the Company's securities, liquidation, dissolution or similar transactions involving the Company (such proposals, announcements or transactions being called herein "Acquisition Proposals"). The Company shall promptly inform Purchaser of any inquiry (including the terms thereof and the identity of the third party making such inquiry) which it may receive in respect of an Acquisition Proposal and furnish to Purchaser a copy of any such written inquiry.

4.3. FULL ACCESS TO NOBLE AND PURCHASER.

     Throughout the period prior to the Closing, the Company will afford to Noble and the Purchaser and their directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents reasonable access to the facilities, properties, books and records of the Company in order that Noble and the Purchaser may make such investigations as it will desire to make of the affairs of the Company. Such access shall be afforded by the Company upon receipt of reasonable advance notice and during normal business hours. The Company will furnish such additional financial and operating data and other information as Noble or the Purchaser will, from time to time, reasonably request, including without limitation access to the working papers of its independent certified public accountants; provided, however, that any such investigation shall not affect or otherwise diminish or obviate in any respect any of the representations and warranties of the Company herein.

4.4. CONFIDENTIALITY.

     (a) Any information regarding the Company obtained from or on behalf of the Company, other than as specifically excepted from the definition of confidential information in the Confidentiality Agreement dated May 19, 1998 by and between the Company and Noble (the "Confidentiality Agreement"), shall be subject to the terms of the Confidentiality Agreement, provided, however, that any such information regarding the Company and the transactions contemplated hereby that is subject to the terms of the Confidentiality Agreement may be disclosed by Noble or the Purchaser to their respective directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, provided in each case that such recipient agrees to keep such information confidential to the extent required under the Confidentiality Agreement.

     (b) The Company agrees that it will not use, or permit the use of, any of the information relating to Noble or the Purchaser furnished to it in connection with the transactions contemplated herein ("Information") in a manner or for a purpose detrimental to Noble or the Purchaser or otherwise than in connection with the transaction, and that it will not disclose, divulge, provide or make accessible (collectively, "Disclose"), or permit the Disclosure of any of the Information to any person or entity, other than its directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such its counsel, by other requirements of Law; provided, however, that prior to any Disclosure of any Information permitted hereunder, the Company will first obtain the recipients' undertaking to comply with the provisions of this subsection with respect to such information. The term "Information" as used herein will not include any information relating to a party which the party disclosing such information can show: (i) to have been in its possession prior to its receipt from another party hereto; (ii) to be now or to later become generally available to the public through no fault of the disclosing party; (iii) to have been available to the public at the time of its receipt by the disclosing party; (iv) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing party without regard to any information received in connection with this transaction. The Company will be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information.

     (c) Each party hereto also agrees to promptly return to the party from whom it originally received confidential information subject to this
          Section 4.4 all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur. The provisions of this subsection shall survive termination or cancellation of this Agreement.

4.5. FILINGS; CONSENTS; REMOVAL OF OBJECTIONS.

     Subject to the terms and conditions herein provided, the parties hereto will use their best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all Consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the parties to consummate the transactions contemplated herein at the earliest practicable time, and they respectively agree to exert their best efforts to that end, including without limitation: (i) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (ii) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

4.6. FURTHER ASSURANCES; COOPERATION; NOTIFICATION.

     (a) Each party hereto will, before, at and after the Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the request of the Purchaser and without further consideration, the Company will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to the Purchaser, and to confirm the Purchaser's title to, all of the Assets, to put the Purchaser in actual possession and operating control thereof and to assist the Purchaser in exercising all rights with respect thereto.

     (b) Prior to the Closing, the Company will cooperate with Noble and the Purchaser to promptly develop plans for the management of the business after the Closing, including without limitation plans relating to productivity, marketing, operations and improvements, and the Company will further cooperate with Noble and the Purchaser to provide for the implementation of such plans as soon as practicable after the Closing. Subject to applicable Law, prior to the Closing the Company will confer on a regular and reasonable basis with one or more representatives of Noble or the Purchaser to report on material operational matters and the general status of ongoing operations.

     (c) At all times from the date hereof until the Closing, each party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in Section 5 and Section 6 hereof.

4.7. SUPPLEMENTS TO DISCLOSURE SCHEDULE.

     At least 48 hours prior to the Closing, the Company will supplement or amend the Disclosure Schedule with respect to any event or development which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty of the Company which has been rendered inaccurate by reason of such event or development. For purposes of determining the accuracy as of the date hereof of the representations and warranties of the Company contained in Section 2 hereof in order to determine the fulfillment of the conditions set forth in
     Section 5.1 and to determine whether a material breach has occurred pursuant to Section 7.1(b), the Disclosure Schedule will be deemed to exclude any information contained in any supplement or amendment hereto delivered after the delivery of the Disclosure Schedule, provided that if the Closing will take place the Disclosure Schedule, as so amended, will be deemed the Disclosure Schedule hereunder for all purposes.

4.8. PUBLIC ANNOUNCEMENTS.

     None of the parties hereto will make any public announcement with respect to the transactions contemplated herein without the prior consent of the other parties, which consent will not be unreasonably withheld or delayed; provided, however, that any of the parties hereto may at any time make any announcements which are required by applicable Law so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other parties of such requirement and discusses with the other parties in good faith the exact proposed wording of any such announcement.

4.9. TAX MATTERS.

     (a) Transactional Taxes. In addition to and without limiting those representations and warranties set forth in Section 2.15 of this Agreement, in the event that any sales or use Tax, or any Tax in the nature of a sales or use tax, or any transactional Tax is payable or assessed relative to the transactions contemplated herein, the Company will pay all such Taxes and will not collect any part thereof from the Purchaser. The parties hereto will cooperate to make any necessary filings with state and local taxing Authorities and to furnish any required supplemental information with respect to any state and local Tax liabilities resulting from the consummation of the transactions contemplated herein.

     (b) Tax Liability; Post-Closing Tax Return Filings; No Distributions. In addition to and without limiting those representations and warranties set forth in Section 2.15 of this Agreement, the Company will pay all Taxes arising from or relating to the transactions contemplated by this Agreement, including without limitation Tax on any income or gains arising from the sale of the Assets. The Company will cause to be prepared and filed all Federal and state income Tax Returns for the Company reflecting all activities of the Company through and including the Closing Date. Irrespective of any prior practice, no dividend or other distribution of property of the Company will be made by the Company on or before the Closing Date without the express written consent of the Purchaser.

     (c)  Cooperation and Records Retention. The Company and the Purchaser will
          (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any taxing Authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information which may be relevant to such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, the Company and the Purchaser will retain, until the applicable statutes of limitations (including all extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all Tax periods or portions thereof ending on or before the Closings and will not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

     (d) Section 461(h) Liabilities. Pursuant to Section 1.2 hereof, Purchaser is expressly assuming certain liabilities of the Seller which have not matured into a deduction under Section 461(h) of the Code (the "Section 461(h) Liabilities"). The Seller and Purchaser agree that, pursuant to Regs. Section 1.461-4(d)(5) and 1.461-4(g)(1)(ii)(C), the Seller will be entitled to claim a deduction for the Section 461(h) Liabilities assumed by the Purchaser.

4.10. BULK TRANSFERS.

     The Company has requested that the Purchaser waive, and the Purchaser hereby agrees to waive, the requirements of the Uniform Commercial Code concerning bulk transfers, as in effect in the various states in which the Company has assets, including without limitation the requirement of notice to creditors. It is expressly agreed by the parties hereto that the obligation to indemnify Noble and the Purchaser under Section 8.3 includes any claims by creditors of the Company against Noble or the Purchaser arising, directly or indirectly, in connection with such request and waiver.

4.11. EMPLOYEE BENEFITS.

     (a) On or as soon as administratively practicable after the Closing Date, the Purchaser will extend offers of immediate employment to employees of the Company listed on Exhibit 4.11 hereto. Except as otherwise expressly provided in this Agreement, the terms and conditions of each such offer and of any continuing employment will be determined by the Purchaser in its sole discretion and any resulting employment relationship will be at will. Any employee of the Company who accepts such an employment offer and reports for work on the date directed by the Purchaser will be sometimes hereinafter referred to as a "Transferred Employee." The Company hereby authorizes Noble and the Purchaser to enter into discussions with any of such employees listed on Exhibit 4.11 concerning the future employment of such individual by the Purchaser; provided, however, that (i) such discussions will not be commenced prior to the giving of notice by the Company to the employees of the transactions contemplated by this Agreement; (ii) all such discussions will be conducted in such a manner as not to interfere unreasonably with the business operations of the Company; and (iii) Noble and the Purchaser shall not in any way obligate the Company with respect to such employment.

     (b) Purchaser shall grant to each Transferred Employee credit for his or her service with the Company prior to the date such Transferred Employee is actively at work with Purchaser for purposes of eligibility, vesting and retirement eligibility under any of Purchaser's benefit plans that are maintained or adopted by the Purchaser for the benefit of the Transferred Employees.

     (c) The Company shall be responsible for providing any notice to the employees of the Company and their authorized representatives required by the Workers Adjustment and Retraining Notification Act, 29 U.S.C.
          Section 2101 et seq. ("WARN"), or any state plant closing or notification law, as a result of any employment actions taken at any time prior to or at the Closing and the Purchaser shall be responsible for providing any notice to employees of the Company and its authorized representatives required by WARN or any state plant closing or notification law, as a result of any employment actions taken at any time after the Closing. The Company will not furlough, layoff or terminate the employment of any employees of the Company, other than "for cause," as set forth at 29 U.S.C. Section 2101(a)(6), at any time prior to the Closing without the prior consent of the Purchaser. The Company shall indemnify the Purchaser from and against, any Losses which may be incurred by the Purchaser as a result of the Company's failure to provide any notice required by this Section 4.11(c) and the Purchaser shall indemnify the Company from and against any losses which may be incurred by it as a result of the Purchaser's failure to provide any notice required by this Section 4.11(c). Upon request, the Company will promptly provide to the Purchaser complete information regarding all layoffs, terminations, furloughs and firings that have occurred since January 1, 1998 and any other information that the Purchaser may reasonably request to permit the Purchaser to comply with WARN or any state plant closing or notification law.

     (d) The Company will not, for a period of three (3) years after the Closing Date, take any action, other than with the written consent of the Purchaser, which could be reasonably foreseen to induce any Transferred Employee, while still employed by Noble, the Purchaser or any subsidiary of Noble , to enter into the employ of the Company or any affiliate of the Company.

     (e) Except for the Transferred Plans listed on Exhibit 4.11(g) and the liabilities associated therewith as disclosed in Section 1.2 and in the Disclosure Schedule pertaining to Section 2.17, Noble and the Purchaser hereby specifically disclaim any assumption of, or liability with respect to, any employee benefit plan, policy, practice or agreement to which the Company is a party or under which any of the Company's employees or former employees are covered.

     (f) With respect to each Transferred Employee, or as otherwise required by law, in connection with any "group health plan" (as such terms are defined in Section 4980B of the Code) maintained by the Company or any of its affiliates, as between the Purchaser and Noble, on the one hand, and the Company, on the other hand, the Purchaser and Noble are responsible for providing group health plan continuation coverage in accordance with Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and will indemnify, defend and hold harmless the Company from and against any liability, expense, cost, tax or obligation of any nature with respect to such Transferred Employees arising in connection with group health plan coverage required under
          Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA.

     (g) Effective as of the Closing Date, Purchaser will be substituted for the Company as sponsor, administrator and named fiduciary of the Pension Plans of the Company which are listed on Exhibit 4.11(g) (the "Transferred Plans"), and not later than the Closing Date, the Company will prepare and the Company and the Purchaser will cause to be authorized and executed an amendment to the Transferred Plans effecting such substitution. Except with respect to duties, obligations or liabilities as to which the Company is obligated to indemnify the Purchaser pursuant to Section 8.3 on and after the Closing Date, the Purchaser is responsible for all powers, duties, rights, privileges, obligations and liabilities arising under or relating to the Transferred Plans. Following the Closing Date, the Company and the Purchaser will, each at its own expense, cooperate to make all required governmental filings with respect to the Transferred Plans, including, without limitation, the Form 5500 Annual Report for the plan year that includes the Closing Date and any PBGC Reportable Event notices.

4.12. COMPETITIVE ACTIVITIES.

     The Company and the Shareholders agree that, for a period of five (5) years after the Closing Date with respect to the Company and Terry Hill and for a period of one (1) year after the Closing Date with respect to Robert G. Kreiling, neither they, nor any of their subsidiaries or affiliates will, directly or indirectly, engage in any commercial activity anywhere in the world that is competitive with the current business of the Company nor will the Company or Shareholder, or their subsidiaries or affiliates, participate in the management or operation of, or become an investor in (other than with respect to passive investments held in an investment portfolio by the Company or the Shareholders, or any of their subsidiaries or affiliates; provided, however, that neither the Company or the Shareholders, nor any of their subsidiaries or affiliates, exercises control over the operations, management or any other activities of such entity), any venture or enterprise of whatever kind, the business of which is competitive with the current business of the Company transferred to Purchaser hereunder anywhere in the world. In addition, during the period commencing on the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date, Robert G. Kreiling will not engage in a business utilizing light dye technology for configured blanks which technology is the same as or similar to the light dye technology currently used by the Company or utilize or manufacture pnuematic or hydraulic presses similar to those currently used in the Company's business. In addition, during a period of five (5) years after the Closing Date with respect to the Company and Terry Hill and for a period of two (2) years after the Closing Date with respect to Robert G. Kreiling, neither the Company or the Shareholders, nor any of their subsidiaries or affiliates, will, either directly or indirectly, alone or with others, solicit or assist anyone else in the solicitation of, any (a) employee of Noble or the Purchaser, or their subsidiaries or affiliates, to terminate his or her employment with Noble or the Purchaser, or their subsidiaries or affiliates, as the case may be, or become employed by the Company or the Shareholders, or any of their subsidiaries or affiliates, or any business enterprise with which they may then be associated, affiliated or connected or (b) customer of Noble or the Purchaser, or their subsidiaries or affiliates, to change in any adverse respect its relationship with Noble or the Purchaser, or their subsidiaries or affiliates.

4.13. NAME CHANGE.

     Within 48 hours after the Closing the Company shall change its corporate name to one which does not include "H & H Steel Processing" or any derivation thereof.

4.14 PHASE II REPORTS.

     Noble and the Purchaser shall obtain Phase II Environmental Site Assessment reports ("Phase II Reports"), from an environmental consulting firm approved by Comerica Bank and reasonably acceptable to the Company, and performed in accordance with the guidelines required by Comerica Bank, on the Properties located in North Vernon, Middletown, Muncie and Sharonville. Noble and the Purchaser shall then cause to be performed all remediation work required by the Phase II Reports (the "Remediation"). The cost of both the Phase II Reports and the Remediation shall be borne by Noble and the Purchaser. Noble and the Purchaser shall provide copies of the Phase II Reports to the Company.


5.   CONDITIONS TO OBLIGATIONS OF NOBLE AND THE PURCHASER

     Notwithstanding any other provision of this Agreement to the contrary, the obligation of Noble and the Purchaser to effect the transactions contemplated herein will be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

5.1. REPRESENTATIONS AND WARRANTIES TRUE.

     The representations and warranties of the Company and Shareholder contained in this Agreement, including without limitation in the Disclosure Schedule initially delivered to the Purchaser as Exhibit 2 (and not, solely for these purposes, including any changes or additions delivered to the Purchaser pursuant to Section 4.7), will be in all material respects true, complete and accurate as of the date when made and at and as of the Closing as though such representations and warranties were made at and as of such time, except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct in all material respects at the Closing with respect to such date or period.

5.2. PERFORMANCE.

     The Company will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Company on or prior to the Closing.

5.3. REQUIRED APPROVALS AND CONSENTS.

     (a) All action required by law and otherwise to be taken by the Board of Directors and Shareholder of the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

     (b) All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and the Purchaser will have received copies thereof.

5.4. ADVERSE CHANGES.

     No change, circumstance or event which constitutes or has resulted in, or that is reasonably likely to result in, a Material Adverse Effect will have occurred in the business, financial condition, prospects, assets or operations of the Company since December 31, 1997.

5.5. NO PROCEEDING OR LITIGATION.

     No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would individually or in the aggregate, otherwise have a Material Adverse Effect on the Assets or on the business, financial condition, prospects, or operations of the Company.

5.6. OPINION OF COMPANY COUNSEL.

     Noble and the Purchaser will have received an opinion from Graydon, Head & Ritchey, counsel to the Company, dated the Closing Date, substantially in the form and substance set forth as Exhibit 5.7 hereto.

5.7. LEGISLATION.

     No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

5.8. ACCEPTANCE BY COUNSEL TO NOBLE AND THE PURCHASER.

     The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder will be reasonably acceptable to Noble and the Purchaser.

5.9. CERTIFICATES.

     Noble and the Purchaser will have received such certificates of Company's officers, in a form and substance reasonably satisfactory to Noble and the Purchaser, dated the Closing Date, to evidence compliance with the conditions set forth in this Section 5 and such other matters as may be reasonably requested by Noble and the Purchaser.

5.10. DOCUMENTATION FOR CONVEYANCE OF THE ASSETS.

     The Purchaser will have received, in a form and substance reasonably satisfactory to Noble and the Purchaser, dated the Closing Date, all of the Bills of Sale, deeds, assignments and other conveyance and transfer documentation necessary to vest title in the Assets in the Purchaser.

5.11 CINCINNATI LEASE.

     The Company shall have executed and delivered to the Purchaser a lease for the Company's real property located in Cincinnati, Ohio, which property is not part of the Assets, in the form attached hereto as Exhibit 5.11 (the "Cincinnati Lease").

6.   CONDITIONS TO OBLIGATIONS OF COMPANY AND SHAREHOLDERS.

     Notwithstanding anything in this Agreement to the contrary, the obligation of the Company to effect the transactions contemplated herein will be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

6.1. REPRESENTATIONS AND WARRANTIES TRUE.

     The representations and warranties of Noble and the Purchaser contained in this Agreement will be in all material respects true, complete and accurate as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time, except for changes specifically permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct in all material respects at the Closing with respect to such date or period.

6.2. PERFORMANCE.

     Noble and the Purchaser will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Purchaser at or prior to the Closing.

6.3. CORPORATE APPROVALS.

     All Consents listed in Section 2.5 to the Disclosure Schedule will have been delivered, made or obtained. All action required to be taken by the Boards of Directors of Noble and the Purchaser to authorize the execution, delivery and performance of this Agreement by Noble and the Purchaser and the consummation of the transactions contemplated hereby will have been duly and validly taken.

6.4. NO PROCEEDING OR LITIGATION.

     No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would individually or in the aggregate, otherwise have a Material Adverse Effect on Noble's business, financial condition, prospects, assets or operations.

6.5. CERTIFICATES.

     Noble and the Purchaser will have furnished the Company with such certificates of Noble and the Purchaser's officers, in a form and substance reasonably acceptable to Company, dated the Closing Date, to evidence compliance with the conditions set forth in this Section 6 and such other matters as may be reasonably requested by the Company.

6.6. OPINION OF PURCHASER COUNSEL.

     Noble and the Purchaser will have delivered to the Company an opinion from Oppenheimer Wolff & Donnelly LLP, counsel to Noble and the Purchaser, dated the Closing Date, substantially in the form and substance set forth as
     Exhibit 6.6 herein.

6.7. PAYMENT OF CONSIDERATION.

     The Company will have received satisfactory evidence that the wire transfer required by Section 1.3(b)(i) hereof, the duly executed Performance Premium Agreement required by Section 1.3(b)(iv) hereof, the duly executed Liabilities Undertaking required by Section 1.3(b)(v) hereof and the duly executed Cincinnati Lease required by Section 1.3(b)(vi) have each been delivered.

6.8. ACCEPTANCE BY COUNSEL.

     The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder will be reasonably acceptable to the Company.

6.9. CINCINNATI LEASE.

     The Purchaser shall have delivered the Cincinnati Lease.

7.   TERMINATION AND ABANDONMENT.

7.1. METHODS OF TERMINATION.

     This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time, but not later than the Closing:

     (a)  By mutual written consent of Noble, the Purchaser and the Company; or

     (b) By Noble and the Purchaser on or after the Termination Date or such later date as may be established pursuant to Section 1 hereof, if any of the conditions provided for in Section 5 of this Agreement will not have been satisfied or waived in writing by the Purchaser prior to such date; or

     (c) By the Company on or after the Termination Date or such later date as may be established pursuant to Section 1 hereof, if any of the conditions provided for in Section 6 of this Agreement will not have been satisfied or waived in writing by the Company prior to such date; or

     (d) By any party if the Closing will not have occurred on or before October 31, 1998.

7.2. PROCEDURE UPON TERMINATION.

     In the event of termination and abandonment pursuant to Section 7.1(a), written notice thereof will forthwith be given to the other party or parties, and the provisions of this Agreement will terminate, and the transactions contemplated herein will be abandoned, without further action by any party hereto.

7.3. EFFECT OF TERMINATION.

     If this Agreement is terminated as provided herein: (i) each party will, upon request, redeliver all documents, work papers and other material of any other party (and all copies thereof) relating to the transactions contemplated herein, whether so obtained before or after the execution hereof, to the party furnishing the same; (ii) the confidentiality obligations of Section 4.4 will continue to be applicable; and (iii) except as provided in this subsection, no party will have any liability for a breach of any representation, warranty, agreement, covenant or other provision of this Agreement, unless such breach was due to a willful or bad faith action or omission of such party or any representative, agent, employee or independent contractor thereof.

8.   SURVIVAL AND INDEMNIFICATION.

8.1. SURVIVAL.

     All representations and warranties of the parties contained in this Agreement will survive the Final Closing Date for a period of two (2) years, except that: (i) the representations and warranties set forth in Sections 2.9 (except for the last four sentences), 2.10 (except for the last sentence), 2.12(a) and 2.13 will survive without limitation as to time; (ii) the representations and warranties set forth in Sections 2.15, 2.17, 2.21 and 2.26 and, to the extent the representations and warranties in Section 2.5 and 2.24 relate to Taxes, environmental matters and employee benefits, will survive until the expiration of the applicable statute of limitations; and (iii) the Company will have no liability whatsoever as a result of any matter which is fully and accurately disclosed in the Disclosure Schedule delivered to Noble and the Purchaser prior to the Closing Date, including any supplements pursuant to Section 4.7. The covenants and agreements contained herein and in the exhibits hereto will survive the Closing Date without limitation as to time unless the covenant or agreement specifies the term, in which case such covenant or agreement will survive until the expiration of such specified term and will thereupon expire. The respective expiration dates for the survival of the representations and warranties and the covenants will be referred to herein as the relevant "Expiration Date." The right to indemnification or any other remedy based on representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement and Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and obligations.

8.2. INDEMNIFICATION BY NOBLE AND THE PURCHASER.

     Noble and the Purchaser, jointly and severally, agree to indemnify the Company from and against any and all loss, liability or damage suffered or incurred by it by reason of (i) any untrue representation of, or breach of warranty by, Noble or the Purchaser in any part of this Agreement; (ii) any nonfulfillment of any covenant, agreement or undertaking of Noble or the Purchaser in any part of this Agreement which by its terms is to remain in effect after any Closing and has not been specifically waived in writing at such Closing by the party or parties hereof entitled to the benefits thereof; (iii) any Environmental Claim in excess of Five Hundred Thousand Dollars ($500,000) not identified in the Phase II Reports; and (iv) any Environmental Claims arising out of or related to items identified in the Phase II Reports.

8.3. INDEMNIFICATION BY THE COMPANY AND THE SHAREHOLDER.

     The Company and each of the Shareholders jointly and severally (subject to Section 8.7) agree to indemnify Noble and the Purchaser from and against:

     (a) any and all loss, liability or damage suffered or incurred by Noble or the Purchaser by reason of any untrue representation of, or breach of warranty by the Company or the Shareholders in this Agreement;

     (b) any and all loss, liability or damage suffered or incurred by it by reason of any nonfulfillment of any covenant, agreement or undertaking of the Company or the Shareholders in this Agreement which by its terms is to remain in effect after any Closing and has not been specifically waived in writing at such Closing by the party or parties hereto entitled to the benefits thereof;

     (c)  any Retained Liabilities;

     (d) any obligation for Taxes of the Company or the Shareholders for any period (or portion thereof) prior to the Closing Date or, if with respect to the Deferred Real Estate, the applicable Subsequent Closing Date;

     (e) the failure of the Company to comply with the requirements of the Uniform Commercial Code concerning bulk transfers, as in effect in the various states in which the Company has assets, including, without limitation, the requirement of notice to creditors;

     (f) the failure of the Company to obtain any clearance certificate or similar document required by any taxing Authority in order to relieve Noble and the Purchaser of any obligation to withhold any portion of the Purchase Price or in order to avoid any successor liability for Taxes;

     (g) any liability, expense, cost, tax or obligation of any nature with respect to such current or former employee or other individual arising in connection with group health plan coverage required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA; and

     (h) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing the indemnification rights of Noble or the Purchaser pursuant to this Section 8.3.

8.4. CLAIMS FOR INDEMNIFICATION.

     Whenever any claim will arise for indemnification hereunder, the party seeking indemnification (the "Indemnified Party") will promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, all of the facts constituting the basis for such claim. The failure so to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party except to the extent the Indemnifying Party demonstrates that the defense of such action is prejudiced thereby. In the case of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings of a third party (a "Proceeding"), the Indemnifying Party will be entitled to participate in such legal proceedings and, to the extent that it will wish (unless the Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate or the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect thereto), to control the defense thereof with counsel reasonably satisfactory to the Indemnified Party and, after notice from Indemnifying Party to the Indemnified Party of its election so to control the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party under this Section for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation. If an Indemnifying Party controls the defense of such a Proceeding, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Party and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) the Indemnifying Party will have no liability with respect to any compromise or settlement thereof effected without its consent. If notice is given to an Indemnifying Party of the commencement of any Proceeding and it does not, within twenty (20) days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense thereof, the Indemnifying Party will be bound by any determination made in such action or any compromise or settlement thereof effected by the Indemnified Party. Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely effect it or its affiliates other than as a result of monetary damages, or the Proceeding involves Taxes, such Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement thereof effected without its consent (which will not be unreasonably withheld). The remedies provided herein shall be cumulative and shall not preclude assertion by any party of any rights or the seeking of any other remedies against any other party.

8.5 BASKET AMOUNT.

     Notwithstanding anything in Section 8.2 or 8.3 to the contrary, neither the Company nor Noble and the Purchaser shall be entitled to any indemnification under either of such sections if the aggregate amount of all claims thereunder is less than $150,000; provided, however, that the foregoing shall not apply to claims for indemnification related to Environmental Claims or claims for breach of the representations and warranties set forth in Section 2.26 (including the matters set forth in the Disclosure Schedule pertaining thereto).

8.6. RIGHT OF SET-OFF.

     Upon notice to the Company specifying in reasonable detail the basis therefor, the Purchaser may set off any amount to which it may be entitled under this Section 8 against amounts otherwise payable under the Performance Premium Agreement. The exercise of such right of set-off by Purchaser will not constitute an event of default under the Performance Premium Agreement. Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies nor limit Purchaser in any manner in the enforcement of any other remedies that may be available to it.

8.7. LIMIT ON DAMAGES.

     The aggregate amount payable to Noble or the Purchaser hereunder, whether as a result of a breach by the Company or the Shareholders of any representation, warranty or covenant, other than those set forth in Section 2.26, or any claim for indemnification under Section 8.3 hereof, shall not exceed an amount equal to: (i) One Million Five Hundred thousand Dollars ($1,500,000) with respect to the Company (the "Maximum Liability Amount");
     (ii) One Million Three Hundred Fifty Thousand Dollars ($1,350,000) with respect to Terry Hill; and (iii) One Hundred Fifty Thousand Dollars ($150,000) with respect to Robert G. Kreiling; provided, however, that the aggregate amount of indemnification payable to Noble and the Purchaser by the Company and the Shareholders collectively shall not exceed the Maximum Liability Amount. Notwithstanding the foregoing, the Maximum Liability Amount shall not apply to Environmental Claims or claims for breach of the representations and warranties set forth in Section 2.26 (including the matters set forth in the Disclosure Schedule pertaining thereto).

9.   MISCELLANEOUS PROVISIONS.

9.1. EXPENSES.

     Noble, the Purchaser and the Company will each bear their own costs and expenses relating to the transactions contemplated hereby, including without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby. Notwithstanding the foregoing, the Company may accrue, and there may be included in the Assumed Liabilities, up to Fifty Thousand Dollars ($50,000) in costs and expenses in connection with the transactions contemplated hereby. Noble, the Purchaser and the Company will each pay any commission or finder's fee or similar amount incurred by them by agreement or otherwise for retaining or consulting any broker, finder or investment banker in connection with the transactions contemplated by this Agreement.

9.2.    AMENDMENT AND MODIFICATION.

        Subject to applicable Law, this Agreement may be amended or modified by the parties hereto at any time prior to the Closings with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing duly executed by all of the parties hereto.

9.3.    WAIVER OF COMPLIANCE; CONSENTS.

        Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent will be given in writing in the same manner as for waivers of compliance.

9.4.    NO THIRD PARTY BENEFICIARIES.

        Nothing in this Agreement will entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

9.5.    NOTICES.

        All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or
        (iii) upon confirmation of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment:

               If to Company or Shareholders:

               To: c/o Terry Hill
                   5841 Besinger Place
                   Indianapolis, IN  46237

               With a copy to:

                   Graydon, Head & Ritchey
                   1900 Fifth Third Center
                   511 Walnut Street
                   Cincinnati, OH 45202
                   Attn: Richard G. Schmalzl, Esq.
                   Fax: (513) 651-3836

     or to such other person or address as the Company will furnish to the other parties hereto in writing in accordance with this subsection.

     If to Noble or the Purchaser:

               To: Noble International, Ltd.
                   33 Bloomfield Hills Parkway
                   Suite 155
                   Bloomfield Hills, MI 48304
                   Attn:  Michael C. Azar, Esq.
                   Fax: (248) 594-9501

               With a copy to:

                   Oppenheimer Wolff & Donnelly LLP
                   500 Newport Center Drive
                   Suite 700
                   Newport Beach, CA 92660
                   Attn: Teresa Tormey Fineman, Esq.
                   Fax: (949) 719-6020

     or to such other person or address as the Purchaser will furnish to the other parties hereto in writing in accordance with this subsection.

9.6. ASSIGNMENT.

     This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties, provided, however, that Noble may assign its rights (but not its obligations) under this Agreement, in whole or in any part, and from time to time, to a wholly-owned, direct or indirect, subsidiary of Noble.

9.7. GOVERNING LAW.

     This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of Michigan (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

9.8. COUNTERPARTS.

     This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.9. HEADINGS.

     The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience only and will not constitute a part hereof.

9.10. ENTIRE AGREEMENT.

     This Agreement, the Disclosure Schedule and the exhibits and other writings referred to in this Agreement (including, without limitation, the Confidentiality Agreement) or in the Disclosure Schedule or any such exhibit or other writing are part of this Agreement, together they embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as this "Agreement" or the "Agreement." There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties, whether written or oral, with respect to the transaction or transactions contemplated by this Agreement, including, but not limited to, the letter of intent dated August 21, 1998. Provisions of this Agreement will be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; provided, however, that if any such provision will become invalid or unenforceable under applicable Law such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

9.11. INJUNCTIVE RELIEF.

     It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its covenants and agreements in Sections 4.2 and 4.4 hereof. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party will be entitled to injunctive relief against the threatened breach of Sections
     4.2 and 4.4 hereof or the continuation of any such breach without the necessity or proving actual damages and may seek to specifically enforce the terms thereof.

9.12. CERTAIN DEFINITIONS.

     For purposes of this Agreement, the term "Material Adverse Effect" means an event, change or occurrence which has a material negative impact on the condition (financial or otherwise), businesses, results of operations or prospects of the Company or Noble, the Purchaser and Noble's subsidiaries, taken as a whole, as the case may be (and going concern value, in the case of the Company), or the ability of the Company, Noble or the Purchaser as the case may be, to consummate the transactions contemplated hereby, other than any such event, change or occurrence resulting or arising from (i) general economic conditions; (ii) the loss of any customer as a result of the announcement or consummation of the transactions contemplated hereby; or (iii) the establishment by General Motors of a Regional Steel Service Center in the geographic area where the Company currently conducts business.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


"NOBLE"                                     "COMPANY"

NOBLE INTERNATIONAL, LTD.                   H & H STEEL PROCESSING COMPANY, INC.


By:  /s/ RICHARD V. BALGENORTH              By:  /s/ DOMINIC SARNO
     -------------------------------             -------------------------------

Its: Chief Financial Officer                Its: President
     -------------------------------             -------------------------------


"PURCHASER"                                  "SHAREHOLDERS"

UTILASE BLANK WELDING
TECHNOLOGIES, INC.
                                             /s/ TERRY HILL
                                             -----------------------------------
                                             TERRY HILL
By:  /s/ CHRISTOPHER L. MORIN
     --------------------------------

Its: Chief Executive Officer                 /s/ ROBERT G. KREILING
     --------------------------------        -----------------------------------
                                             ROBERT G. KREILING